Exhibit 99.3

INTELSAT, LTD.

SUPPLEMENTAL REGULATION FD DISCLOSURE STATEMENT, DATED JANUARY 8, 2007, RELATED TO

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this disclosure statement, unless otherwise indicated or the context otherwise requires, all references to defined terms are as set forth in Exhibit 99.2. The following discussion and analysis of our historical consolidated financial statements covers periods before and after consummation of the Transactions, the Acquisition Transactions and the Transfer Transactions. Our consolidated financial statements are prepared in accordance with U.S. GAAP and, unless otherwise indicated, the other financial information contained herein has also been prepared in accordance with U.S. GAAP. Certain monetary amounts, percentages and other figures included herein have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. Unless otherwise indicated, all references to “dollars” and “$” herein are to, and all monetary amounts herein are presented in, U.S. dollars.

Overview

We are the largest provider of fixed satellite services worldwide, supplying video, data and voice connectivity in over 200 countries and territories for over 1,800 customers, many of which we have had relationships with for over 30 years. Our global communications network includes 51 satellites in orbit, leased capacity on one additional satellite owned by another satellite operator in the Asia-Pacific region and ground facilities related to the operation and control of our satellites. We believe that we have one of the largest, most flexible and reliable satellite fleets in the world, which covers 99% of the world’s population. Our satellite fleet is operated via ground facilities used to monitor and control our satellites and is complemented by a terrestrial network of teleports, points of presence and leased fiber links for the provision of our hybrid managed solutions. Since our privatization in 2001, we have undertaken a number of strategic initiatives to expand our business regionally and by customer set, including the acquisition of satellites serving North America, the acquisition of a satellite service provider to the government sector, and most recently the PanAmSat Acquisition Transactions.

Impact of the Transactions

The PanAmSat Acquisition Transactions

On August 28, 2005, Intelsat Bermuda entered into a Merger Agreement with PanAmSat Holdco under the terms of which Intelsat Bermuda acquired all outstanding shares of PanAmSat Holdco for $25.00 per share in cash (plus approximately $0.00927 as the pro rata share of undeclared regular quarterly dividends), or a total cash consideration of approximately $3.2 billion. As part of the PanAmSat Acquisition Transactions, Intelsat Bermuda and PanAmSat Opco incurred substantial additional debt, the aggregate principal amount of which was $3.5 billion. In addition, as part of these transactions, approximately $3.2 billion in debt of PanAmSat Holdco and its subsidiaries was either refinanced or remained outstanding. We are a significantly more highly leveraged company than Prior Intelsat was, which will result in a significant increase in our interest expense in future periods.

The purchase price and related costs of the PanAmSat Acquisition Transactions were allocated to the estimated fair values of the assets acquired and liabilities assumed at the time of the acquisition based on management’s best estimates, which were based in part on the work of third-party appraisers. More specifically, PanAmSat assets and liabilities were adjusted to fair value as of the closing date of the PanAmSat Acquisition Transactions. As a result of these adjustments, our depreciation and amortization expense increased significantly. Also, our interest expense increased due to the interest on the 2006 PanAmSat Opco Notes, partially offset by the amortization of the net premium applied to the face value of PanAmSat’s outstanding long-term debt. This premium resulted from a higher estimated fair value of this long-term debt under purchase accounting.

In connection with and since the closing of the PanAmSat Acquisition Transactions, Intelsat Holdings has entered into share-based compensation arrangements under its existing 2005 Share Incentive Plan with certain directors, officers and key employees of Intelsat, PanAmSat and their respective subsidiaries. In the aggregate, these arrangements outstanding as of December 31, 2006 provided for the issuance of approximately 3.9% of the outstanding voting equity of Intelsat Holdings. Since awards made consist of share and share-based compensation grants of our parent, Intelsat Holdings, compensation costs for vested awards and any costs to repurchase shares will be reflected as capital contributions in Intelsat, Ltd.’s financial statements.

We have identified various cost-savings initiatives that have been or will be implemented in connection with the integration process following the closing of the PanAmSat Acquisition Transactions. These initiatives include workforce reductions and related salaries and benefits savings, insurance costs, operating expense reductions due to consolidation of facilities, and cost savings expected to result from the implementation of improved operating processes and conforming policies in both companies to achieve best practices. We believe we can realize approximately $92 million in estimated annual net operating cost savings in the near to medium term resulting from the PanAmSat Acquisition Transactions.

Our integration process includes four primary thrusts: sales and marketing, staffing, operations and facilities. The sales and marketing organizations were integrated shortly after the closing of the PanAmSat Acquisition Transactions, with near-term objectives that include network optimization in order to increase marketable capacity. With respect to staffing, we expect total headcount to decrease from approximately 1,370 at the closing of the PanAmSat Acquisition Transactions to approximately 1,000 by mid-year 2008. We expect to conclude much of the satellite fleet and operations center integration in 2007, with the process fully complete by the end of 2008. Most facility closures and integration of back office functions are expected to be complete by mid-2007.

In order to achieve these expected annual savings, we believe it will be necessary to incur approximately $180 million in one-time expenditures, including $40 to $45 million in capital expense. Approximately $91 million of these costs are expected to relate to relocation, retention, severance and other costs projected to be incurred to achieve a fully integrated and reduced workforce. We believe approximately $53 million of these costs will be incurred to achieve the projected cost savings for satellite, communications and commercial operations, including the integration of satellite control facilities of both companies. Other projected transition costs are expected to include system integration costs, professional fees and costs associated with early termination of existing leases and other binding commitments. Approximately $35 million of the $180 million in integration costs was incurred by PanAmSat Holdco and its subsidiaries prior to the closing of the PanAmSat acquisition.

The Acquisition Transactions and the Transfer Transactions

Intelsat Holdings acquired Intelsat, Ltd. for total cash consideration of approximately $3.2 billion, with pre-acquisition debt of approximately $1.9 billion remaining outstanding.

The Acquisition Transactions, completed on January 28, 2005, have been accounted for under the purchase method of accounting. In accordance with applicable accounting guidelines, the purchase price paid by Intelsat Holdings to acquire Intelsat, Ltd. and related purchase accounting adjustments have been “pushed down” and recorded in Intelsat, Ltd. and its subsidiaries’ financial statements and resulted in a new basis of accounting for the “successor” period beginning after the Acquisition Transactions were consummated. Due to the immateriality of the results of operations for the period between January 28, 2005 and January 31, 2005, we have accounted for the consummation of the Acquisition Transactions as if they had occurred on January 31, 2005.

As a result, the purchase price and related costs were allocated to the estimated fair values of the assets acquired and liabilities assumed at the time of the acquisition based on management’s best estimates, which were based in part on the work of third-party appraisers. As a result of these adjustments, our depreciation and amortization expense increased significantly, primarily due to increases in the fair value of our amortizable intangible assets. Also, our interest expense increased due to interest on the acquisition finance notes, interest accrued with respect to the discount notes issued in connection with the Transfer Transactions and interest accrued from the amortization of the net discount applied to the face value of Intelsat, Ltd.’s outstanding long-term debt. This discount resulted from a lower estimated fair value of this long-term debt under purchase accounting.

As part of the Acquisition Transactions, Intelsat Bermuda incurred substantial debt, which was assumed by Intelsat Sub Holdco in connection with the Transfer Transactions, including debt under the prior senior secured credit facilities and the acquisition finance notes, which resulted in a significant increase in our interest expense. In addition, Intelsat, Ltd. and Intermediate Holdco have significant additional indebtedness from the issuance of the discount notes on February 11, 2005, which further increased our interest expense. Payments required to service all of this indebtedness substantially increased our liquidity requirements in 2005 as compared to prior years, and will do so in future years. For more information regarding our debt structure, see “—Liquidity and Capital Resources.”

Revenue

Revenue Overview

We earn revenue primarily by leasing satellite transponder capacity to our customers. Communications satellites, including the satellites in our fleet, have components referred to as transponders that receive communications signals from the ground, convert signal frequency and amplify and retransmit signals back to earth. The number of transponders on a satellite can be used as a measure of the communications capacity of that satellite.

Our customers generally obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. The master customer agreements and related service orders under which we sell services specify, among other things, the amount of satellite capacity to be provided, whether service will be preemptible or non-preemptible and the service term. The service term can vary from occasional use service measured in minutes to periods ranging from one day to as long as 15 years. These agreements offer different service types, including lease, channel, managed solutions and mobile satellite services. The following table describes our primary service types:

Service Type	Description
Leases	• Commitments by customers to lease capacity on particular designated transponders according to specified technical and commercial terms

Managed Solutions

•      Hybrid services which combine satellite capacity, teleport facilities, satellite communications hardware and fiber optic cable and other ground facilities to provide managed and monitored broadband, video and private network services to customers

Channel

•      Commitments by customers to purchase an overall amount or level of service, without committing to particular designated transponders for specified terms within the commitment period

•      Services are offered “off the shelf,” so technical terms are not specially tailored to a given customer

•      Channel is not considered a core service offering due to changing market requirements and the proliferation of fiber alternatives for point-to-point customer applications

Mobile Satellite Services	• Provide equipment and service via resale of mobile satellite services from multiple vendors

• Provide voice, data and video conference service to handheld, transportable and mobile terminals through linking of individual units.

According to transmission plans and traffic information supplied by our customers, we believe our satellite capacity is used by our customers for various applications. We believe that the range of services for which our capacity is used contributes to the relatively high level of stability of our business.

We operate our business on a global basis, with almost every populated region of the world contributing significantly to our revenue. The diversity of our revenue allows us to benefit from changing market conditions and lowers our risk from revenue fluctuations in our service applications and geographic regions.

Trends Impacting Our Revenue

Our revenue at any given time is partially dependent on the supply of communications capacity available in a geographic region, including capacity from other satellite providers and from competing technologies such as fiber optic cable networks, as well as the level of demand for that capacity. In recent years, new revenues on our global system have been generated from sales of our hybrid managed solutions for corporate data, Internet, and video services, growth in lease services for satellite-based private data networks, growth in lease services provided to wireless services providers, and acquisitions. Over this same period, revenue declines have been realized due primarily to the erosion of revenues from our channel services as a result of competition from fiber alternatives for point-to-point customer applications. There are a number of other factors affecting our revenue, including trends relating to the applications for which our capacity is used and the service types we offer, as well as pricing trends.

Customer Applications

Our lease, managed solutions, channel, and MSS services are used by our customers for three primary customer applications: media applications, network service applications and government applications. In addition, we sell consulting services which support the life cycle of satellite operations, including the design, launch, and monitor and control phases.

Revenues from services used for media applications, primarily lease services and occasional video services, referred to as OVS, managed solutions, have increased in the last two years. This trend is due to increased demand for lease services by international programmers seeking to distribute their programming into North America, and increased demand for lease services by DTH television service providers in developing regions such as Eastern Europe and Africa. As we integrate the acquired PanAmSat operations, we expect stronger growth of our lease services for media applications given PanAmSat’s higher proportion of media customers relative to Prior Intelsat, and the increasing demand for satellite capacity used by cable companies and programmers for the distribution of HDTV signals, for which PanAmSat holds a leading market position in North America.

Revenues from services used for network service applications have also increased in the last two years. Strong growth for lease services and managed solutions has been partially offset by the expected declines in revenues from our non-core channel services. The growth trend in lease services for network service applications is due to the continued growth of satellite-based private data networks in North America and other regions and the increasing use of satellite back-haul solutions for wireless operators. The growth trend in managed solutions for network service applications is due to the increasing demand for Internet trunking services which support VoIP services in developing countries and increasing use of satellite-based broadband in developing regions. We believe that managed solutions, which today are primarily sold for network service applications, will continue to have a positive effect on our revenue over the long term. Our revenue from and the use of our capacity for channel services, which is primarily sold for network service applications, have been declining in recent years. This trend is principally due to the build-out of fiber optic cable capacity, which is generally less expensive for users than satellite capacity when it is available to provide service between two fixed points. We expect this trend to continue.

Services used for government service applications have been relatively flat in the last two years. This trend is due to improved demand for our lease services from the government sector, offset by reduced demand for third party mobile satellite services, which is resold by our government business. We expect that trends in our government business will be impacted by requirements caused by regional events, which may not have a steady growth trajectory.

Pricing

We believe that the flexibility that we have to help our customers optimize their services and in pricing services in new markets has positively affected our revenue. Although the pricing of our services is fixed for the duration of existing service commitments, we price new and renew existing service commitments competitively to reflect regional demand and other market factors, subject to the contractual restrictions noted in the paragraph below. We believe that this flexibility in pricing our services will positively affect our revenue from certain geographic regions over the long term. However, pricing trends in certain markets in recent years have negatively impacted our revenue. For example, pricing pressure for services in the Asian and Latin American markets has negatively impacted FSS operators’ revenue in these markets.

We are subject to contractual restrictions that constrain our ability to price services in some circumstances. These contractual restrictions include the LCO protection provisions described in “Business—Certain Customer Service Agreements.” LCO protection provisions apply to approximately 3.6% of our backlog. From the date of Prior Intelsat’s privatization through September 30, 2006, Prior Intelsat had not been required to reduce prices for its LCO-protected service commitments.

Operating Expenses

Our ongoing operating expenses include direct costs of revenue (exclusive of depreciation and amortization); selling, general and administrative expenses; and depreciation and amortization. Direct costs of revenue (exclusive of depreciation and amortization) and selling, general and administrative expenses have increased substantially in recent years. Immediately following Prior Intelsat’s transition from the IGO in 2001, Intelsat increased expenses for certain direct costs of revenue, marketing and administrative costs to pursue new activities and for legal obligations which required a higher level of operating expenses than those required by our historical business, such as taxes. For example, as discussed below under “—Direct Costs of Revenue (Exclusive of Depreciation and Amortization),” we have incurred additional direct costs of revenue associated with providing managed solutions. Our managed solutions revenue has grown rapidly since Prior Intelsat’s privatization and, at the same time, higher direct costs of providing these services have lowered our operating margins compared to margins associated with our leases and carrier services.

In more recent periods, costs related to strategic transactions, such as the Intelsat Americas Transaction and the Acquisition Transactions have contributed to growth in operating expenses. Excluding costs relating to these transactions, in recent years Prior Intelsat has sought to become more efficient, and has moderated its selling, general, and administrative costs in order to improve its profitability. In connection with operating our acquired Intelsat General business, we purchase capacity and mobile satellite services from other satellite providers in some cases, including in instances where a customer requires redundant capacity for technical purposes. The cost of these third party services increases our operating expenses and results in lower operating margins for this business than the margins associated with our traditional business of leasing wholesale satellite capacity. Our operating expenses have also increased as a result of costs associated with employees we have hired to operate our Intelsat General business.

In connection with acquiring the PanAmSat business, we expect that our operating expenses will increase, although not in proportion to the incremental revenue generated by the acquisition. Direct cost of revenues will increase due to higher costs for customer premises equipment which is sold by the prior PanAmSat government services business and due to higher third party costs associated with services sold for satellite life cycle consulting services.

Depreciation and amortization has also increased in recent years. This increase has been due primarily to depreciation expense associated with newly launched satellites, ground facilities associated with providing managed solutions, and depreciation associated with assets acquired in strategic transactions such as the Intelsat Americas Transaction and PanAmSat Acquisition Transactions.

We believe that our combined organizational and operational structure resulting from the consummation of the PanAmSat Acquisition Transactions will be sufficient to implement our current plans to expand our business, without incurring significant additional costs. We intend to manage our operating expenses going forward to optimize margins and free cash flow.

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

Direct costs of revenue (exclusive of depreciation and amortization) relate to costs associated with the operation and control of our satellites, our communications network and engineering support and consist principally of salaries and related employment costs, in-orbit insurance, earth station operating costs and facilities costs. Our direct costs of revenue fluctuate based on the number and type of services offered and under development. Our direct costs of revenue have increased because of increased spending on the development of new services, such as our managed solutions, and because of increased third-party costs related to some of the services provided by our government business, IGen. In connection with the development of these services, we acquired or built teleport facilities and lease fiber capacity to connect these teleports with our satellite network and to provide network connectivity to our managed solutions customers. We incurred additional personnel, maintenance and other infrastructure costs associated with operating these facilities. We have also incurred costs in connection with designing and implementing customized communications services for our managed solutions customers.

We incrementally increased our direct costs of revenue in order to operate the business acquired in the Intelsat Americas Transaction. For example, we added antennas and established and staffed a specialized video operations center in order to manage customer transmissions on the Intelsat Americas satellites. As a result of the COMSAT General Transaction, we have continued to purchase capacity from other satellite providers, including in cases where it is required by a customer, and therefore our direct costs of revenue have increased. Additionally, as a result of the anomalies experienced by our G-27 and IS-804 satellites, we were required to make certain short-term purchases of capacity from other satellite providers, which resulted in an increase in our direct costs of revenue.

We expect our direct costs of revenue to increase as we add customers, expand our managed solutions and provide customized communications services to our customers. However, with the build-out of our terrestrial infrastructure substantially complete, we expect that this increase will be incremental in nature. Due to the higher costs of providing managed solutions to our customers, managed solutions typically have lower gross margins than the other services we provide. Accordingly, to the extent that we are successful in our strategy to replace part of our declining carrier business with our new managed solutions business, we expect our combined gross margins for these two services to decrease. However, as a result of the PanAmSat Acquisition Transactions, this decrease may be offset by the impact of the generally higher gross margins at which PanAmSat currently operates.

Selling, General and Administrative Expenses

Selling, general and administrative expenses relate to costs associated with our sales and marketing staff and our administrative staff, which includes legal, finance and human resources staff. Selling, general and administrative expenses increased in the periods immediately following Prior Intelsat’s privatization. These increases were driven by the objectives of decentralizing our marketing activities by expanding regional support offices and staff acquired with our various acquisitions. This decentralization included establishing additional offices, and we now have sales-related offices in 13 countries, including the United States. We have also added product management capabilities in order to accelerate the introduction of new services and entry into new markets. Selling, general and administrative expenses also include fees for professional services and fees payable to the Sponsors and related parties under monitoring fee agreements that Prior Intelsat and Intelsat Bermuda entered into in connection with the Acquisition Transactions and the PanAmSat Acquisition Transactions, which have been significant in recent periods due to the high level of transaction activity. Selling, general and administrative expenses also include building maintenance and rent expenses and the provision for uncollectible accounts. The staff expenses consist primarily of salaries and related employment costs, travel costs and office occupancy costs, including our sales-related offices in 13 countries, including the United States.

Selling, general and administrative expenses fluctuate with the number of customers served and the number and types of services offered. These costs also fluctuate with the number of jurisdictions and markets in which we operate, as well as the number of regional offices we operate. However, fluctuations in these expenses are not always directly proportional to changes in these factors, because our systems have been designed to accommodate some level of growth and because we have implemented a fully integrated operating philosophy and structure in order to capture economies of scale as our business grows.

Selling, general and administrative expenses increased in recent years following Prior Intelsat’s privatization. These increases were driven by the objectives of decentralizing our marketing activities by expanding regional support offices and staff acquired with our various acquisitions. This decentralization included establishing additional offices, and we now have sales-related offices in 13 countries, including the United States. We have also added product management capabilities in order to accelerate the introduction of new services and entry into new markets. In connection with the Intelsat Americas Transaction, we added sales staff and incurred other sales and marketing costs in response to the increased level of activity in the North American region.

We expect our selling, general and administrative expenses to decrease as a percentage of revenue as a result of the PanAmSat Acquisition Transactions and the realization of costs savings over time from the integration of all general and administrative functions of Prior Intelsat and PanAmSat.

Depreciation and Amortization

Our capital assets consist primarily of our satellites and associated ground network infrastructure. Included in capitalized satellite costs are the costs for satellite construction, satellite launch services, insurance premiums for satellite launch and the in-orbit testing period, the net present value of deferred satellite performance incentives payable to satellite manufacturers, and capitalized interest incurred during the satellite construction period.

Capital assets are depreciated or amortized on a straight-line basis over their estimated useful lives. The remaining depreciable lives of our satellites range from 0 years to 16 years. As a result of the Intelsat Americas Transaction, Prior Intelsat’s depreciation and amortization costs have increased and will continue to increase, principally due to depreciation costs we incur on the acquired satellites and the amortization of acquired intangible assets. In addition, Prior Intelsat’s depreciation and amortization costs have increased as a result of the Acquisition Transactions primarily due to increases in the fair value of our amortizable intangible assets.

As a result of the PanAmSat Acquisition Transactions, we expect our depreciation and amortization expenses to increase significantly.

Non-Cash Impairment Charges

Prior Intelsat recorded a non-cash impairment charge in 2004 of $84.4 million related to a partial in-orbit failure of our G-27 satellite, in order to write down the satellite to its estimated fair value. Prior Intelsat recorded a non-cash impairment charge in 2005 of $69.2 million as a result of the in-orbit failure of our IS-804 satellite, in order to write-off the full book value of the satellite. We recorded a non-cash impairment charge of $49.0 million in the third quarter of 2006 related to the write-down of the IS-802 satellite to its fair value after a partial loss of the satellite. No other impairment charges have been recorded during the last three years.

Backlog

Our backlog, which is our expected actual future revenue under our customer contracts, was approximately $8.0 billion as of September 30, 2006. As of September 30, 2006, the weighted average remaining duration of our backlog was approximately 4.4 years and the weighted average remaining customer contract life was 7.3 years. We currently expect to deliver services associated with $1,631 million, or approximately 20.5%, of our September 30, 2006 backlog during the twelve months ending September 30, 2007. Backlog includes both non-cancellable contracts and contracts that are cancellable. The amount included in backlog represents the full service charge for the duration of the contract and does not include termination fees. As of September 30, 2006, 95% of our total backlog relates to contracts that either are non-cancellable or have substantial termination fees. Our expected future revenue under contracts with customers as of September 30, 2006 was as follows:

Period	(in millions)
2006 (October 1 to December 31)	$465
2007	1,515
2008	1,241
2009	942
2010 and thereafter	3,792

Total	$7,955

Our backlog by service type as of September 30, 2006 was as follows (in millions, except percentages):

Lease	$6,665	84%
Channel	812	10
Managed solutions	478	6

Total	$7,955	100%

Approximately 3.6% of our backlog as of September 30, 2006 was eligible for LCO protection. Our backlog could potentially be reduced if our LCO protection obligations are triggered and we are required to lower the prices for certain of our existing customer service commitments. Our backlog could also be impacted by financial difficulties experienced by our customers.

Results of Operations

As a result of the consummation of the Acquisition Transactions, Prior Intelsat’s financial results for 2005 have been separately presented for the “Predecessor Entity” for the period January 1, 2005 through January 31, 2005 and for the “Successor Entity” for the period February 1, 2005 through December 31, 2005. For comparative purposes, we combined the period from January 1, 2005 through December 31, 2005 in our discussion below, as we believe this combination is useful to provide the reader a more accurate comparison. This combination is not a U.S. GAAP measure and it is provided to enhance the reader’s understanding of the results of operations for the periods presented.

Three Months and Nine Months Ended September 30, 2005 and 2006

	Predecessor Entity	Successor Entity	Combined	Successor Entity
	Period January 1 to January 31, 2005	Period February 1 to September 30, 2005	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2006
	(in thousands)
Revenue	$97,917	$778,680	$876,597	$1,119,454
Operating expenses:
Direct costs of revenue	26,939	164,280	191,219	195,426
Selling, general and administrative	55,443	96,395	151,838	132,944
Depreciation and amortization	39,184	387,082	426,266	505,201
Impairment of asset value	69,227	—	69,227	48,974
Restructuring costs	263	—	263	19,902
Loss on undesignated interest rate swap	—	—	—	14,328

Total operating expenses	191,056	647,757	838,813	916,775

Income (loss) from operations	(93,139)	130,923	37,784	202,679
Interest expense, net	13,050	264,175	277,225	477,418
Other income (expense), net	863	(3,775)	(2,912)	(18,704)

Loss from operations before income taxes	(105,326)	(137,027)	(242,353)	(293,443)
Provision for income taxes	4,400	12,817	17,217	11,916

Net loss	$(109,726)	$(149,844)	$(259,570)	$(305,359)

The following tables set forth our comparative statements of operations for the three months ended September 30, 2005 and for the three months ended September 30, 2006, and on a combined basis for the nine months ended September 30, 2005 and for the nine months ended September 30, 2006 with the increase (decrease) and percentage changes, except those deemed not meaningful (“NM”) between the periods presented:

			Three Months Ended September 30, 2006 Compared to Three Months Ended September 30, 2005
	Three Months Ended	Three Months Ended
	September 30, 2005	September 30, 2006	Increase (Decrease)	Percentage Change
	(in thousands, except percentages)
Revenue	$293,599	$528,474	$234,875	80%
Operating expenses:
Direct costs of revenue	60,445	94,230	33,785	56%
Selling, general and administrative	34,832	55,985	21,153	61%
Depreciation and amortization	147,285	201,996	54,711	37%
Impairment of asset value	—	48,974	48,974	NM
Restructuring costs	—	19,879	19,879	NM
Loss on undesignated interest rate swap	—	14,328	14,328	NM

Total operating expenses	242,562	435,392	192,830	79%

Income from operations	51,037	93,082	42,045	82%
Interest expense, net	100,044	267,885	167,841	168%
Other income (expense), net	(3,098)	(7,562)	(4,464)	(144)%

Loss from operations before income taxes	(52,105)	(182,365)	(130,260)	(250)%
Provision for income taxes	2,405	(9,824)	(12,229)	NM

Net Loss	$(54,510)	$(172,541)	$(118,031)	(217)%

	Combined	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2006 Compared to Combined Nine Months Ended September 30, 2005
	Nine Months Ended September 30, 2005
			Increase (Decrease)	Percentage Change
	(in thousands, except percentages)
Revenue	$876,597	$1,119,454	$242,857	28%
Operating expenses:
Direct costs of revenue	191,219	195,426	4,207	2%
Selling, general and administrative	151,838	132,944	(18,894)	(12)%
Depreciation and amortization	426,266	505,201	78,935	19%
Impairment of asset value	69,227	48,974	(20,253)	(29)%
Restructuring costs	263	19,902	19,639	NM
Loss on undesignated interest rate swap	—	14,328	14,328	NM

Total operating expenses	838,813	916,775	77,962	9%

Income (loss) from operations	37,784	202,679	164,895	436%
Interest expense, net	277,225	477,418	200,193	72%
Other income (expense), net	(2,912)	(18,704)	(15,792)	(542)%

Loss from operations before income taxes	(242,353)	(293,443)	(51,090)	(21)%
Provision for income taxes	17,217	11,916	(5,301)	(31)%

Net Loss	$(259,570)	$(305,359)	$(45,789)	(18)%

The following table sets forth our revenue by product group type and percentage of our total revenue represented by each for the three months and nine months ended September 30, 2005 and 2006:

	Successor Entity
	Three Months Ended September 30, 2005		Three Months Ended September 30, 2006
	(in millions, except percentages)
Leases	$189,764	65%	$413,884	78%
Channel	54,018	18	45,366	9
Managed solutions	29,837	10	52,749	10
Mobile satellite services and other	19,980	7	16,475	3

Total	$293,599	100%	$528,474	100%

	Predecessor Entity	Successor Entity
	January 1 to January 31, 2005	February 1 to September 30, 2005		Nine Months Ended September 30, 2006
	(in millions, except percentages)
Leases	$63,727	$498,128	64%	$800,574	72%
Channel	22,261	149,334	19	160,726	14
Managed solutions	7,303	75,959	10	118,973	11
Mobile satellite services and other	4,626	55,259	7	39,181	3

Total	$97,917	$778,680	100%	$1,119,454	100%

Revenue

Revenue increased $234.9 million, or 80%, to $528.5 million for the three months ended September 30, 2006 from $293.6 million for the three months ended September 30, 2005. The increase was primarily due to the impact of the PanAmSat Acquisition Transactions. The operations of the former PanAmSat Holdco business contributed approximately $218.7 million to the revenue increase. Lease revenue increased $224.1 million to $413.9 million for the three months ended September 30, 2006 as compared to $189.8 million for the three months ended September 30, 2005. Further favorable lease revenue resulted from one time contract termination fees of $11.7 million, strong growth in network services due to new customers in Africa and the Middle East and new business from existing North American customers. Managed solutions revenue increased $22.9 million to $52.7 million for the three months ended September 30, 2006 from $29.8 million for the three months ended September 30, 2005. In addition to the $16.7 million increase which resulted from the acquired operations of PanAmSat Holdco, Global Connex occasional use services were higher due to special events in mid 2006 such as World Cup soccer and increases from Africa, the Middle East and North America for both new customers and new business generated from existing customers. The $8.7 million decline in legacy channel services revenue reflected the continued migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes, a trend which we expect will continue, and the optimization of customer networks. Mobile satellite services and other revenue declined $3.5 million to $16.5 million for the three months ended September 30, 2006 as compared to $20.0 million for the three months ended September 30, 2005. The decline was directly related to unallocated adjustments identified as part of the implementation of conforming accounting practices that were not specifically identified to product during the three months ended September 30, 2006. These unallocated adjustments will be identified to specific product lines during the fourth quarter of 2006.

Revenue increased $242.9 million, or 28%, to $1,119.5 million for the nine months ended September 30, 2006 from $876.6 million for the nine months ended September 30, 2005. Lease revenue increased $238.7 million to $800.6 million for the nine months ended September 30, 2006 as compared to $561.9 million for the nine months ended September 30, 2005. Managed solutions revenue increased $35.7 million to $119.0 million for the nine months ended September 30, 2006 from $83.3 million for the nine months ended September 30, 2005. Channel revenue decreased by $10.9 million to $160.7 million for the nine months ended September 30, 2006, as compared to $171.6 million for the nine months ended September 30, 2005. Additionally, mobile satellite services and other revenue decreased $20.7 million to $39.2 million for the nine months ended September 30, 2006 from $59.9 million for the nine months ended September 30, 2005. The changes between results for the nine months ended September 30, 2005 and results for the nine months ended September 30, 2006 were primarily attributable to the factors mentioned above in the quarterly comparison.

Operating Expenses

Direct Costs of Revenue

Direct costs of revenue increased $33.8 million, or 56%, to $94.2 million for the three months ended September 30, 2006 from $60.4 million for the three months ended September 30, 2005. The increase was principally due to the acquired PanAmSat Holdco operations, which accounted for approximately $25.5 million, excluding expenses related to G2 Satellite Solutions Corporation. During the third quarter of 2005, G2 Satellite Solutions Corporation expenses incurred by PanAmSat totaled $6.7 million. G2 Satellite Solutions Corporation has been fully integrated into our existing operations since our acquisition of PanAmSat Holdco. Direct costs of revenue further increased principally due to increases in third party capacity and other communications services along with expenses of G2 Satellite Solutions Corporation and also due to additional leased fiber capacity costs associated with growth in our managed solutions business.

Direct costs of revenue increased $4.2 million, or 2%, to $195.4 million for the nine months ended September 30, 2006 from $191.2 million for the nine months ended September 30, 2005. Excluding the impact of the acquired PanAmSat Holdco operations, third party capacity costs decreased due to a decline in mobile satellite services revenue and decreases in lease service sales to customers of IGen. Additional decreases in costs were associated with lower insurance costs of $6.8 million during the period, and were offset by increased severance expense of $4.0 million in first and second quarter of 2006.

Selling, General and Administrative

Selling, general and administrative expenses increased $21.2 million, or 61%, to $56.0 million for the three months ended September 30, 2006 from $34.8 million for the three months ended September 30, 2005. The increase was driven primarily by the acquired PanAmSat Holdco operations, estimated to account for approximately $11.8 million, excluding expenses related to G2 Satellite Solutions Corporation. Selling, general and administrative expenses further increased primarily due to the expenses of G2 Satellite Solutions Corporation that have now been fully integrated into our existing operations, along with higher professional fees and marketing expenses associated with integration activities, offset by reduced expenses resulting from the departure of staff and senior executives as our management team was integrated after the acquisition of PanAmSat.

Selling, general and administrative expenses decreased $18.9 million, or 12%, to $132.9 million for the nine months ended September 30, 2006 from $151.8 million for the nine months ended September 30, 2005. Excluding the impact of the acquired PanAmSat Holdco operations, the decrease was due primarily to decreases in professional fees of $34.4 million incurred mainly in connection with the Acquisition Transactions, offset by recovery of previously written-off bad debts of $7.0 million in 2005. Additional decreases of $5.7 million associated with accelerated vesting of stock-based compensation plans in 2005 as a result of the Acquisition Transactions, decreases in costs associated with management bonuses, and accruals under our corporate bonus plan of $5.7 million were offset by $6.0 million of increased severance expenses.

Depreciation and Amortization

Depreciation and amortization increased $54.7 million, or 37%, to $202.0 million for the three months ended September 30, 2006 from $147.3 million for the three months ended September 30, 2005. The increase was primarily attributable to depreciation recognized for acquired PanAmSat Holdco assets of $71.9 million. Excluding the impact of the transaction, depreciation decreased approximately $17.2 million. The decrease was the result of the impact of the IS-706 and IS-701 satellites becoming fully depreciated in June and August 2006, respectively, offset by the impact of the IA-8 satellite placed in service in July 2005.

Depreciation and amortization increased $78.9 million, or 19%, to $505.2 million for the nine months ended September 30, 2006 from $426.3 million for the nine months ended September 30, 2005. This increase was primarily due to the fair value of depreciable assets acquired in connection with the PanAmSat Acquisition Transactions. Depreciation increased approximately $7.1 million excluding the impact of the PanAmSat Acquisition Transactions due to increased depreciation in ground and IT infrastructure systems and the impact of the IA-8 satellite placed in service in July 2005 offset by the complete depreciation for both the IS-701 and IS-706 satellites during June and August 2006.

Impairment of Asset Value

In January 2005, our IS-804 satellite experienced an unexpected electrical power system anomaly that resulted in the total loss of the satellite. As a result of this anomaly, we recorded a non-cash impairment charge of $69.2 million during the nine months ended September 30, 2005 to write off the net book value of the IS-804 satellite of $73.3 million, net of satellite performance incentive obligations of $4.1 million.

In September 2006, our IS-802 satellite experienced an unexpected electrical power system anomaly that resulted in a partial loss of the satellite. As a result of this anomaly, we recorded a non-cash impairment charge of $49.0 million during the nine months ended September 30, 2006 to write down the net book value of the IS-802 satellite from $68.7 million, net of satellite performance incentive obligations of $1.7 million.

Restructuring Costs

During the three and nine months ended September 30, 2006, we recorded restructuring costs of $19.9 million. These costs related primarily to severance and facility closing costs associated with our merger with PanAmSat that we completed on July 3, 2006. We did not have any restructuring costs during comparable prior year periods.

Loss on Undesignated Interest Rate Swap

During the three and nine months ended September 30, 2006, we recorded a loss on an undesignated interest rate swap of $14.3 million. As part of the PanAmSat Acquisition Transactions, we acquired from PanAmSat an existing $1.25 billion notional amount interest rate swap agreement to swap a floating rate obligation into a fixed rate obligation. This interest rate swap has been ineffective against the underlying debt, under provisions in SFAS 133, since our July 3, 2006 acquisition date, and had previously been ineffective for PanAmSat prior to our merger. The notional amount of the swap agreement will amortize down to $625 million from March 2008 until its expiration in March 2010. As a result of the ineffectiveness and changes in market conditions, we incurred a loss of $14.3 million from the fair value of the swap at the date of our acquisition of PanAmSat. We may be subject to either gains or losses in future periods as market conditions change and the swap agreement remains ineffective. We did not have any interest rate swap agreements prior to the PanAmSat Acquisition Transactions and accordingly did not have any gain or loss on undesignated interest rate swaps in the comparable prior year periods.

Interest Expense, Net

We incurred $267.9 million of net interest costs during the three months ended September 30, 2006. Net interest expense consists of the gross interest costs we incur less the amount of interest we capitalize related to capital assets under construction and interest income for the period. Interest expense, net increased $167.8 million, or 168%, to $267.9 million for the three months ended September 30, 2006 from $100.0 million for the three months ended September 30, 2005. The increase in interest expense was principally due to the incurrence or acquisition of approximately $6.4 billion of additional debt in connection with the PanAmSat Acquisition Transactions. This was slightly offset by higher total capitalized interest for the period of $11.7 million.

Interest costs, net of $477.4 million were incurred during the nine months ended September 30, 2006. Interest expense, net increased $200.2 million, or 72%, to $477.4 million for the nine months ended September 30, 2006 from $277.2 million for the nine months ended September 30, 2005. The increase in interest expense was principally due to the incurrence or acquisition of approximately $6.4 billion of additional debt in connection with the PanAmSat Acquisition Transactions and the impact of January 2005 interest costs associated with the approximately $2.6 billion of debt we incurred in connection with the Acquisition Transactions and the $478.7 million of debt we incurred in the form of the discount notes issued in February 2005. Furthermore, the non-cash portion of interest expense of $67.4 million included the amortization and accretion of discounts and premiums recorded on existing debt. These increases were offset by improved investment returns earned on higher cash investment balances during the first nine months of 2006 compared to the nine months ended September 30, 2005.

Other Income (Expense), Net

Other expense, net was $7.6 million for the three months ended September 30, 2006, an increase of $4.5 million from an expense of $3.1 million for the three months ended September 30, 2005. Other expense, net increased by $15.8 million to $18.7 million for the nine months ended September 30, 2006 from other expense, net of $2.9 million for the nine months ended September 30, 2005. The increases were primarily due to an increase in losses from our investment in satellite-based broadband services provider, WildBlue Communications, Inc., or WildBlue, from $3.6 million during the third quarter of 2005 to $10.2 million in the third quarter of 2006.

Income Taxes

Our provision for income taxes decreased $12.2 million to a benefit of $9.8 million for the three months ended September 30, 2006 from $2.4 million expense for the three months ended September 30, 2005, and decreased by $5.3 million to $11.9 million for the nine months ended September 30, 2006 from $17.2 million for the nine months ended September 30, 2005. The decrease in expense was principally due to book losses at PanAmSat Holdco and subsidiaries, partially offset by higher earnings in our historical subsidiaries subject to U.S. and U.K. tax as compared to the prior year periods. Because Bermuda does not currently impose an income tax, our statutory tax rate was zero. The difference between tax expense reported in our statements of operations and tax computed at statutory rates was attributable to the provision for foreign taxes, which were principally U.S. and U.K. taxes, as well as withholding taxes on revenue earned in many of our foreign markets.

Net loss

Net loss of $172.5 million for the three months ended September 30, 2006 reflected an increase of $118.0 million from $54.5 million of net loss for the three months ended September 30, 2005. Net loss also increased by $45.8 million to $305.4 million for the nine months ended September 30, 2006 from $259.6 million for the nine months ended September 30, 2005. The increase between the nine month periods was primarily due to the acquired operations of PanAmSat Holdco, and the net lower impairment charge and lower professional fees expenses in 2006 due to the one-time costs incurred in 2005 associated with the Acquisition Transactions.

EBITDA

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

EBITDA of $287.5 million for the three months ended September 30, 2006 reflects an increase of $92.3 million, or 47%, from $195.2 million for the same period in 2005. EBITDA of $689.2 million for the nine months ended September 30, 2006 reflects an increase of $228.0 million, or 49%, from $461.1 million for the same period in 2005. These increases were primarily attributable to the PanAmSat Acquisition Transactions.

A reconciliation of net loss to EBITDA is as follows:

			Combined
	Three Months Ended September 30, 2005	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2006
	(in thousands)		(in thousands)
Net loss	$(54,510)	$(172,541)	$(259,570)	$(305,359)
Add:
Interest expense, net	100,044	267,885	277,225	477,418
Provision for income taxes	2,405	(9,824)	17,217	11,916
Depreciation and amortization	147,285	201,996	426,266	505,201

EBITDA	$195,244	$287,516	$461,138	$689,176

Years Ended December 31, 2004 and 2005

	Predecessor Entity	Successor Entity	Combined
	January 1 to January 31, 2005	February 1 to December 31, 2005	Year Ended December 31, 2005
		(in thousands)
Revenue	$97,917	$1,073,566	$1,171,483
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	26,939	216,608	243,547
Selling, general and administrative	55,443	139,158	194,601
Depreciation and amortization	39,184	534,329	573,513
Impairment charge for satellite failures	69,227	—	69,227
Restructuring costs	263	—	263

Total operating expenses	191,056	890,095	1,081,151

Operating income (loss) from continuing operations	(93,139)	183,471	90,332
Interest expense, net	13,050	367,447	380,497
Other income (expense), net	863	(8,810)	(7,947)

Loss from continuing operations before income taxes	(105,326)	(192,786)	(298,112)
Provision for income taxes	4,400	22,772	27,172

Net loss	$(109,726)	$(215,558)	$(325,284)

The following tables set forth Prior Intelsat’s comparative statements of operations for 2004 and on a combined basis for the year ended December 31, 2005, with the increase (decrease) and percentage change between the periods presented:

	Year Ended December 31,		Year Ended December 31, 2005 Compared to Year Ended December 31, 2004
	2004	2005	Increase (Decrease)	Percentage Change
	(dollars in thousands)
Revenue	$1,043,906	$1,171,483	$127,577	12%
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	178,253	243,547	65,294	37
Selling, general and administrative	152,111	194,601	42,490	28
Depreciation and amortization	457,372	573,513	116,141	25
Impairment charge for satellite failures	84,380	69,227	(15,153)	(18)
Restructuring costs	6,640	263	(6,377)	(96)

Total operating expenses	878,756	1,081,151	202,395	23

Operating income from continuing operations	165,150	90,332	(74,818)	(45)
Interest expense, net	138,869	380,497	241,628	174
Other expense, net	(2,384)	(7,947)	(5,563)	233

Income (loss) from continuing operations before income taxes	23,897	(298,112)	(322,009)	(1,347)
Provision for income taxes	18,647	27,172	8,525	46

Income (loss) from continuing operations	5,250	(325,284)	(330,534)	(6,296)
Loss from discontinued operations	(43,929)	—	43,929	(100)

Net loss	$(38,679)	$(325,284)	$(286,605)	741%

Revenues were derived from the following services for the year ended December 31, 2004, the period January 1, 2005 to January 31, 2005, the period February 1, 2005 to December 31, 2005, and on a combined basis for the year ended December 31, 2005:

	Predecessor Entity		Successor Entity	Combined
	Year Ended December 31, 2004	January 1 to January 31 2005	February 1 to December 31 2005	Year Ended December 31, 2005

	(in thousands)		(in thousands)
Lease	$690,598	$63,727	$695,658	$759,385
Channel	264,616	22,261	200,993	223,254
Managed solutions	75,556	7,303	103,583	110,886
Mobile satellite services and other	13,136	4,626	73,332	77,958

Total	$1,043,906	$97,917	$1,073,566	$1,171,483

Revenue

Revenue increased $127.6 million, or 12%, to $1,171.5 million for the year ended December 31, 2005 from $1,043.9 million for the year ended December 31, 2004. The increase was primarily attributable to increased lease services revenue of $68.8 million, largely consisting of sales to network services customers, including customers in North America and customers acquired with the COMSAT General Transaction. Revenue from mobile satellite services, which are sold by Prior Intelsat’s IGen subsidiary, increased by $53.0 million to approximately $61.2 million, reflecting a full 12 months of revenue from these services in 2005 compared to two months in 2004 following the closing of the COMSAT General Transaction. Other revenue, included above as part of mobile satellite services and other, did not change materially between 2004 and 2005. Additionally, revenue from managed solutions increased by $35.3 million to $110.9 million, reflecting increased demand for these services from data, video, and Internet applications throughout the world. Also, a portion of the increase related to customers acquired in connection with the Intelsat Americas Transaction. The year ended December 31, 2005 included 12 months of revenue from these customers while 2004 included approximately 9 months for the period following the March 17, 2004 acquisition. These increases were partially offset by a decline in revenue associated with the loss of our IS-804 satellite in January 2005, and a decline in channel services revenue of $41.4 million to $223.3 million, in line with expected trends. The decline in channel services revenue was primarily due to a decline in the volume of capacity sold as channel services, which reflects the continued migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes, the reduced capacity requirements of our customers due to economic factors in certain geographical regions, and the optimization of their networks. We expect revenue from channel services to continue to decline as channel customers continue migrating point-to-point satellite traffic to fiber optic cable, which is generally more cost effective.

Operating Expenses

Direct Costs of Revenue (exclusive of Depreciation and Amortization)

Direct costs of revenue (exclusive of depreciation and amortization) increased $65.3 million, or 37%, to $243.6 million for the year ended December 31, 2005 from $178.3 million for the year ended December 31, 2004. The increase was principally due to increases in third party capacity and other communications services provided in connection with revenue generated by IGen and additional leased fiber capacity costs due to growth in the managed solutions business. Additionally, 2005 included expenses related to Prior Intelsat’s corporate bonus plan while no amounts were paid during 2004 related to the bonus plan. These increases were partially offset by a reduction of approximately $12.1 million for in-orbit satellite insurance, which we terminated in March 2005, except in-orbit insurance on the IS 10-02 satellite that terminated in June 2005 and on the G-28 satellite that terminated in December 2005.

Selling, General and Administrative

Selling, general and administrative expenses increased $42.5 million, or 28%, to $194.6 million for the year ended December 31, 2005 from $152.1 million for the year ended December 31, 2004. The increase was due primarily to increases in professional fees of $48.8 million, incurred mainly in connection with the Acquisition Transactions, approximately $21.5 million incurred during 2005 as an annual fee payable to the Sponsors and related parties under a Monitoring Fee Agreement Prior Intelsat entered into at the closing of the Acquisition Transactions, and other employee related costs for severance, equity compensation, and executive bonuses, totaling approximately $31.8 million. These increases were offset by a $15.9 million decrease in bad debt expense, due in part to payments of past due amounts from customers who are also former shareholders following their receipt of proceeds from the Acquisition Transactions and payments from customers following bankruptcy proceedings.

Depreciation and Amortization

Depreciation and amortization increased $116.1 million, or 25%, to $573.5 million for the year ended December 31, 2005 from $457.4 million for the year ended December 31, 2004. This increase was primarily due to the increase in the fair value of Prior Intelsat’s depreciable assets upon the closing of the Acquisition Transactions. The new fair values resulted in an increase in depreciation on Prior Intelsat’s satellites of $62.2 million and an increase in amortization on Prior Intelsat’s intangible assets of $29.0 million. In addition, depreciation expense increased by $6.7 million due to the G-28 satellite, which was placed in service in July 2005, and by $14.1 million due to the IS-10-02 satellite, which was placed in service in September 2004. Depreciation on ground segment and infrastructure costs also increased by $17.9 million, due in part to facilities placed into service in late 2004 and early 2005 upon Prior Intelsat assuming full operation of satellites purchased in the Intelsat Americas Transaction. These increases were partially offset by decreases in depreciation expense of $13.9 million related to the IS-804 satellite, which was written off in January 2005 following an in-orbit failure, and of $5.4 million related to lower deprecation on the G-27 satellite following its partial failure in November 2004.

Impairment Charge for Satellite Failures

Prior Intelsat incurred impairment charges during both 2005 and 2004 related to two separate satellite failures. In January 2005, the IS-804 satellite experienced an electrical power system anomaly that resulted in the total loss of the satellite. As a result, Prior Intelsat recorded a non-cash impairment charge of $69.2 million during 2005 for the net book value of the satellite. During 2004, the G-27 satellite incurred a partial in-orbit failure and Prior Intelsat incurred a non-cash impairment charge of $84.4 million for the portion of the satellite that was no longer useable. No other impairment charges were incurred during those comparative periods.

Restructuring Costs

Prior Intelsat incurred restructuring costs of $0.3 million and $6.6 million during 2005 and 2004, respectively, in connection with the Acquisition Transactions for severance and related benefit costs associated with reductions in Prior Intelsat’s workforce associated with the Acquisition Transactions. No other restructuring costs were incurred during those periods.

Interest Expense

Interest expense increased $246.8 million, or 172%, to $390.2 million for the year ended December 31, 2005 from $143.4 million for the year ended December 31, 2004. This increase was due primarily to the increase of $222.0 million associated with the approximately $2.6 billion of debt incurred in connection with the Acquisition Transactions and the $478.7 million discount notes issued in February 2005. Prior Intelsat also incurred a $10.5 million net reduction in capitalized interest associated with a reduction in satellite construction from period to period. 2005 interest expense includes approximately $54.6 million of interest accrued related to the accretion of interest on the discount notes, amortization of discounts recorded upon the Acquisition Transactions to adjust existing debt to fair value, and the write-off of deferred financing costs. Higher interest expense is expected to continue in future periods while this debt, and debt that is incurred in connection with the consummation of the PanAmSat Acquisition Transactions, is outstanding.

Interest Income

Interest income increased by $5.2 million, or 114%, to $9.7 million for the year ended December 31, 2005 from $4.5 million for the year ended December 31, 2004. This increase was due primarily to improved investment returns earned on higher cash investment balances during 2005 compared to 2004.

Other Expense, net

Other expense, net consists of non-operating income less non-operating expenses. Other expense, net was $7.9 million for the year ended December 31, 2005 compared to $2.4 million for the year ended December 31, 2004. The increase primarily related to a $7.6 million increase in losses from Prior Intelsat’s investment in WildBlue, from $4.7 million during 2004 to $12.3 million in 2005.

Income Taxes

Prior Intelsat’s provision for income taxes totaled $27.1 million for the year ended December 31, 2005, an increase of $8.5 million from $18.6 million for the year ended December 31, 2004. The increase in the tax provision was principally due to increased taxable earnings in the United States following the COMSAT General Transaction in October 2004 and increased earnings subject to tax in the United Kingdom.

Because Bermuda does not currently impose an income tax, Prior Intelsat’s statutory tax rate was zero. The difference between tax expense reported in the statements of operations and tax computed at statutory rates was attributable to the provision for foreign taxes, which were principally U.S. and U.K. taxes, as well as withholding taxes on revenue earned in many of Prior Intelsat’s foreign markets.

Income (loss) from continuing operations

Prior Intelsat’s loss from continuing operations was $325.3 million for the year ended December 31, 2005 compared to income from continuing operations of $5.3 million in 2004. This $330.5 million change was principally due to higher operating expenses as described above and higher interest expenses, partially offset by higher revenue attributable to the Intelsat Americas and COMSAT General Transaction during all of 2005 compared to partial year revenues during 2004.

Loss from discontinued operations

During 2004, Prior Intelsat incurred a loss from discontinued operations, net of tax and minority interest, of $43.9 million due to the disposal of its investment in Galaxy. No losses from discontinued operations were incurred during 2005.

Net loss

Prior Intelsat’s net loss was $325.3 million for the year ended December 31, 2005 compared to a net loss of $38.7 million for the year ended December 31, 2004. This $286.6 million increase in loss was primarily due to higher operating expenses as described above and higher interest expenses, partially offset by higher revenue attributable to the Intelsat Americas and COMSAT General Transaction during all of 2005 compared to only partial year revenues in 2004 following the respective acquisition dates. Interest expense associated with our existing debt, and debt that is incurred in connection with the consummation of the PanAmSat Acquisition Transactions, is expected to continue to impact Prior Intelsat’s net loss.

EBITDA

EBITDA was $655.9 million for the year ended December 31, 2005, an increase of $79.7 million, or 14%, from $576.2 million for the 2004 year. This increase was principally due to the $43.9 million loss from discontinued operations in 2004, asset impairment charges that were $15.2 million higher in 2004 compared to 2005, and the $127.6 million increase in revenue offset by increases in operating expenses as described above.

A reconciliation of net income to EBITDA for the two-year period ended December 31, 2005, is as follows:

	Predecessor Entity		Successor Entity
	Year Ended December 31, 2004	January 1 to January 31 2005	February 1 to December 31 2005	Combined
				2005
	(in thousands)		(in thousands)
Net income (loss)	$(38,679)	$(109,726)	$(215,558)	$(325,284)
Add:
Interest expense, net	138,869	13,050	367,447	380,497
Provision for income taxes	18,647	4,400	22,772	27,172
Depreciation and amortization	457,372	39,184	534,329	573,513

EBITDA	$576,209	$(53,092)	$708,990	$655,898

The trends Prior Intelsat has experienced in EBITDA are a direct result of the trends it has experienced in revenue and operating expenses. EBITDA is expected to continue to be directly impacted by the trends that Prior Intelsat experiences in revenue and operating expenses and that such trends will have a more pronounced effect on EBITDA than on revenue or operating expenses individually.

Years Ended December 31, 2003 and 2004

The following table sets forth Prior Intelsat’s comparative statement of operations data for the years ended December 31, 2003 and 2004, and the increase or decrease and percentage change between the periods presented:

	Year Ended December 31,		Increase (Decrease)	Percentage Change
	2003	2004
	(dollars in thousands)
Revenue	$946,118	$1,043,906	$97,788	10%
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	132,172	178,253	46,081	35
Selling, general and administrative	129,456	152,111	22,655	18
Depreciation and amortization	400,485	457,372	56,887	14
IS-10-01 contract termination costs	(3,000)	—	3,000	(100)
Impairment of asset value	—	84,380	84,380	—
Restructuring costs	(837)	6,640	7,477	893

Total operating expenses	658,276	878,756	220,480	33

Operating income from continuing operations	287,842	165,150	(122,692)	(43)
Interest expense, net	97,030	138,869	41,839	43
Other income (expense), net	18,556	(2,384)	(20,940)	(113)

Income from continuing operations before income taxes	209,368	23,897	(185,471)	(89)
Provision for income taxes	26,129	18,647	(7,482)	(29)

Income from continuing operations	183,239	5,250	(177,989)	(97)
Loss from discontinued operations	(2,120)	(43,929)	(41,809)	(1,972)

Net income (loss)	$181,119	$(38,679)	$(219,798)	(121)%

Revenues were derived from the following services for the years ended December 31, 2003 and 2004:

	2003	2004
	(in thousands)
Lease	$600,446	$690,598
Channel	306,041	264,616
Managed solutions	35,196	75,556
Mobile satellite services and other	4,435	13,136

Total	$946,118	$1,043,906

Revenue

Revenue increased $97.8 million, or 10%, for the year ended December 31, 2004 from the year ended December 31, 2003. The increase was primarily attributable to an increase in lease service revenue of $90.2 million, which reflected lease services revenue on the Intelsat Americas satellites and incremental revenue from contracts acquired in connection with the COMSAT General Transaction. The increase in lease services revenue was offset by a $38.0 million reduction in revenue due to lease services commitments that expired during the period and were not renewed and to a reduction in the amount of capacity purchased by Prior Intelsat’s distributors for future resale. The increase in revenue was also partially offset by a decline in the volume of capacity sold as channel and carrier services of $41.4 million. This decrease in revenue from channel and carrier services was primarily due to a decline in the volume of capacity sold as channel and carrier services, which reflects the continued migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes, the reduced capacity requirements of customers due to the general economic downturn and the optimization of their networks. Because fiber connectivity on major point-to-point routes is generally more cost-effective than satellite connectivity, this trend is expected to continue in Prior Intelsat’s channel business. The decline in revenue from channel and carrier services was almost entirely offset by a $40.4 million increase in revenue associated with growth of managed solutions, which included $3.9 million associated with the assets acquired in the Intelsat Americas Transaction. See “—Overview—Revenue” above for a discussion of the factors expected to impact our revenue in the future.

Operating Expenses

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

Direct costs of revenue (exclusive of depreciation and amortization) increased $46.1 million, or 35%, for the year ended December 31, 2004 from the year ended December 31, 2003. The increase was principally due to increases in costs of services of $35.1 million that were primarily associated with the COMSAT General Transaction and additional leased fiber capacity costs due to growth in managed solutions. The increase was also due to compensation costs of $5.0 million related to equity incentive plan expense related to employees and $4.3 million of service fees primarily related to Prior Intelsat’s transition services agreements with Loral. The expenses incurred under the transition services agreement with Loral were temporary in nature, and Prior Intelsat did not incur these expenses beyond mid-2005.

Prior Intelsat anticipates that direct costs of revenue (exclusive of depreciation and amortization) will continue to increase as it continues to develop and invest in managed solutions initiatives. See “—Overview—Operating Expenses—Direct Costs of Revenue (Exclusive of Depreciation and Amortization)” above for a discussion of the expected impact of our provision of managed solutions on our direct costs of revenue (exclusive of depreciation and amortization), as well as other factors expected to impact our direct costs of revenue (exclusive of depreciation and amortization) in the future.

Selling, General and Administrative

Selling, general and administrative expenses increased $22.7 million, or 18%, for the year ended December 31, 2004 from the year ended December 31, 2003. The increase was due primarily to increases in professional fees of $11.9 million mainly due to the acquisition of Intelsat, Ltd. by Intelsat Holdings and the withdrawal during the second quarter of 2004 of Prior Intelsat’s contemplated initial public offering. The increase was also partly due to $6.3 million of equity incentive plan expense related to employees and board members and a $3.0 million increase in sales incentive bonuses.

Depreciation and Amortization

Depreciation and amortization increased $56.9 million, or 14%, for the year ended December 31, 2004 from the year ended December 31, 2003. This increase was primarily due to depreciation of $38.9 million recorded on the Intelsat Americas satellites acquired from Loral in March 2004 and $4.3 million recorded on an Intelsat IX series satellite that did not become operational until the end of the first quarter of 2003. Also contributing to this increase was depreciation of $7.0 million recorded on the IS-10-02 satellite, which went into service in September 2004. This increase was partially offset by a decrease of $4.8 million attributable to a reduction in satellite performance incentives paid on the Intelsat VII series satellites and an increase in the depreciable life of the IS-801 satellite. Also contributing to the increase in depreciation and amortization was an increase in depreciation of $11.4 million relating to ground segment and infrastructure costs and amortization of intangible assets.

IS-10-01 Contract Termination Costs

In November 2002, Prior Intelsat terminated its order for the IS-10-01 satellite, due to the manufacturer’s significant postponement in the delivery date of the satellite. As a result of this termination, Prior Intelsat recorded a charge to its consolidated statement of operations of approximately $34.4 million, representing the write-off of capitalized satellite program costs, including satellite construction costs, launch vehicle costs, program office costs, capitalized interest and ground network costs, net of the refund due from the manufacturer of the satellite and the launch vehicle deposit described below. In connection with the decision to terminate its order for the IS-10-01 satellite, Prior Intelsat agreed with one of its launch vehicle providers, Sea Launch Limited Partnership, referred to as Sea Launch, to treat most of the payments made for the launch vehicle that could have been used for the launch of the IS-10-01 satellite as a credit for a future launch. Prior Intelsat recorded a deposit of the minimum possible credit under the agreement with Sea Launch, net of certain expenses, of approximately $23.2 million. During 2003, Prior Intelsat was notified by Sea Launch that under the terms of the Agreement the credit would not be subject to further reduction. Because the credit with Sea Launch was fixed at an amount greater than the expected credit based on which Prior Intelsat recorded its $23.2 million deposit, during the year ended December 31, 2003 Prior Intelsat reversed $3.0 million of the $34.4 million charge recorded for the year ended December 31, 2002. In addition, during 2003 and 2004, Prior Intelsat paid guarantee payments which resulted in an increase of the deposit amount. As of December 31, 2004, Prior Intelsat has recorded a deposit of $27.7 million. However, since an order was not placed for a future launch by July 31, 2005, Sea Launch has the right to terminate the agreement, in which case Prior Intelsat would incur a termination liability of up to $16.4 million, in addition to forfeiture of the deposit, for a total obligation of not greater than $44.1 million.

Impairment of Asset Value

In November 2004, the G-27 satellite experienced an anomaly in its north electrical distribution system that resulted in the partial loss of the satellite. As a result of this anomaly, Prior Intelsat recorded a non-cash impairment charge of $84.4 million during the fourth quarter of 2004 to write down the G-27 satellite to its estimated fair value.

Restructuring Costs

During 2004, Prior Intelsat incurred restructuring costs of $6.6 million for severance and related benefit costs as a result of reducing the size of its workforce by 140 employees, or approximately 18% of the employees at June 1, 2004. The workforce reduction resulted from combining certain positions and eliminating positions in areas of limited growth potential.

Interest Expense

Prior Intelsat incurred $164.9 million of gross interest costs during 2004. Interest expense consists of the gross interest costs incurred less the amount of interest capitalized related to capital assets under construction. Interest expense increased $44.4 million, or 45%, for the year ended December 31, 2004 from the year ended December 31, 2003. This increase was principally due to the increase of $57.1 million in interest costs associated with Intelsat, Ltd.’s 5 1/4% Senior Notes due 2008, also referred to as the 2008 Senior Notes, and Intelsat, Ltd.’s 6 1/2% Senior Notes due 2013, also referred to as the 2013 Senior Notes, sold in November 2003 and a $1.9 million write-off of credit facility fees associated with the $400 million term loan portion of Prior Intelsat’s senior secured credit facilities as the amount was no longer available for borrowing. This increase was partially offset by an increase in interest capitalized during the year ended December 31, 2004 as compared to the amount capitalized during the year ended December 31, 2003. The increase in interest capitalized was attributable to the construction-in-progress balances relating to the G-28 satellite as compared to those balances in 2003, as the G-28 satellite was acquired in the Intelsat Americas Transaction in 2004 and was not included in Prior Intelsat’s balances in 2003.

Interest Income

Interest income of $4.5 million for the year ended December 31, 2004 reflects an increase of $2.6 million, or 130%, from $2.0 million for the same period in the prior year. This increase was principally due to investment return on cash on hand prior to the closing of the Intelsat Americas Transaction in 2004 as a result of the issuance in November 2003 of the 2008 Senior Notes and the 2013 Senior Notes.

Other Income (expense), net

Other income (expense), net consists of non-operating income less non-operating expenses. Other expense, net of $2.4 million for the year ended December 31, 2004 reflects a decrease of $20.9 million, or 113%, from other income, net of $18.5 million for the year ended December 31, 2003. The decrease was primarily due to other income of $19.8 million recorded in 2003 in connection with a reduction in an obligation payable by Prior Intelsat under a share purchase agreement with Teleglobe that was not recorded in 2004. Also contributing to the decrease in 2004 was an increase in Prior Intelsat’s equity in the losses of an affiliate of $3.6 million.

Income Taxes

Prior Intelsat’s provision for income taxes totaled $18.6 million for the year ended December 31, 2004 as compared to $26.1 million for the prior year. The effective tax rate on taxable income was 78% for 2004 and 13% for 2003. The increase in Prior Intelsat’s effective tax rate was primarily due to the relatively consistent level of pre-tax earnings in the jurisdictions in which it is subject to income taxes, principally the United States and the United Kingdom, despite the overall decline in its consolidated taxable income.

Because Bermuda does not currently impose an income tax, Prior Intelsat’s statutory tax rate was zero. The difference between tax expense reported in Prior Intelsat’s statements of operations and tax computed at statutory rates was attributable to the provision for foreign taxes, which were principally U.S. and U.K. taxes.

Income from continuing operations

Income from continuing operations of $5.3 million for the year ended December 31, 2004 reflects a decrease of $178.0 million, or 97%, from income from continuing operations of $183.2 million for the year ended December 31, 2003. The decrease during the period was due to higher operating expenses and interest expense as compared to the same period in 2003, as discussed above. See “—Operating Expenses” and “—Interest Expense.”

Loss from discontinued operations

Loss from discontinued operations of $43.9 million for the year ended December 31, 2004 reflects an increase of $41.8 million from $2.1 million for the year ended December 31, 2003. The $43.9 million loss in 2004 includes a $21.5 million charge to write down the long-lived asset group of the discontinued operations of Galaxy to its estimated fair value.

Net income (loss)

Net loss of $38.7 million for the year ended December 31, 2004 reflects a decrease of $219.8 million, or 121%, from $181.1 million of net income for the year ended December 31, 2003. The decrease during the period was primarily due to higher operating expenses, the G-27 impairment charge, higher interest expense, lower other income (expense), net and the loss from discontinued operations, partially offset by higher revenue, as discussed above.

EBITDA

EBITDA of $576.2 million for the year ended December 31, 2004 reflects a decrease of $128.6 million, or 18%, from $704.8 million for the same period in 2003. This decrease was principally due to higher operating expenses, the G-27 impairment charge and lower other income (expense), partially offset by higher revenue, as compared to the same period in 2003. The lower other income (expense), net was partially the result of other income of $19.8 million recorded in 2003 in connection with a reduction in an obligation payable by Prior Intelsat under a share purchase agreement with Teleglobe Inc. that was not recorded in 2004.

A reconciliation of net income to EBITDA for the two-year period ended December 31, 2004, is as follows:

	Year Ended December 31,
	2003	2004
Net income (loss)	$181,119	$(38,679)
Add:
Interest expense, net	97,030	138,869
Provision for income taxes	26,129	18,647
Depreciation and amortization	400,485	457,372

EBITDA	$704,763	$576,209

Liquidity and Capital Resources

Cash Flow Items

Net Cash Provided by Operating Activities

Net cash provided by operating activities of $310.2 million for the nine months ended September 30, 2006 reflected a decrease of $21.5 million, or 6%, from $331.7 million for the nine months ended September 30, 2005. For the nine months ended September 30, 2005, net cash provided by operating activities was principally comprised of $259.6 million in net loss, an impairment charge of $69.2 million, $426.3 million in depreciation and amortization, and an increase in cash flows from operating assets and liabilities of $49.6 million. For the nine months ended September 30, 2006, net cash provided by operating activities was principally comprised of $305.4 million in net loss, $505.2 million in depreciation and amortization, $17.4 million in compensation costs associated with the repurchase of shares of Intelsat Holdings, $65.2 million of non-cash amortization of bond discount and issuance costs, a decrease in cash flows from operating assets and liabilities of $109.5 million and $24.3 million of our share in losses of WildBlue.

Net cash provided by operating activities was $505.0 million for the year ended December 31, 2005 compared to $659.1 million for the year ended December 31, 2004. For the year ended December 31, 2005, net cash provided by operating activities was principally comprised of $325.3 million in net loss, $573.5 million in depreciation and amortization, an impairment charge of $69.2 million, $60.2 million of non-cash amortization of bond discount and issuance costs, and an increase in cash flows from operating assets and liabilities of $126.1 million. The increase in operating assets and liabilities is principally due to an increase in interest payable on Prior Intelsat’s debt included in accounts payable and accrued liabilities. The $154.1 million decrease between periods was principally due to cash paid for expenses associated with the Acquisition Transactions and additional interest paid during the year ended December 31, 2005.

Prior Intelsat recorded a foreign currency exchange gain of $0.9 million during the year ended December 31, 2005 and a loss of $0.6 million during the year ended December 31, 2004. The gain (loss) in each year was primarily attributable to the conversion of our Brazilian reais cash balances held in Brazil and other working capital account balances to U.S. dollars at the exchange rate in effect on the last day of the applicable year or, with respect to exchange transactions effected during the year, at the time the exchange transactions occurred.

Net cash provided by operating activities of $659.1 million for the year ended December 31, 2004 reflected an increase of $57.9 million, or 10%, from $601.2 million for the year ended December 31, 2003. For the year ended December 31, 2004, net cash provided by operating activities was principally comprised of $5.3 million in income from continuing operations, $457.4 million in depreciation and amortization, an impairment charge of $84.4 million and an increase in cash flows from operating assets and liabilities of $74.8 million. The increase in cash flows from operating assets and liabilities was due in part to a customer prepayment for services of $87.7 million.

Net Cash Used in Investing Activities

Net cash used in investing activities increased $3,206.0 million to $3,264.2 million for the nine months ended September 30, 2006 from $58.2 million provided by investing activities for the nine months ended September 30, 2005. This increase reflected the PanAmSat Acquisition Transactions and increased capital expenditures for a satellite under construction in 2006.

Net cash used in investing activities decreased $579.2 million to $75.2 million for the year ended December 31, 2005 from $654.4 million for year ended December 31, 2004. This decrease reflected Prior Intelsat’s limited capital expenditures following completion of its satellite replacement cycle in 2004 and net cash outflows in 2004 related to the Intelsat Americas and COMSAT General Transactions, including a $50.0 million deposit for a future satellite and payments of $32.0 million for rights to orbital locations associated with the Intelsat Americans Transaction. Payments for satellites and other property and equipment during the 2005 period included $58.3 million for launch insurance premiums associated with the G-28 satellite that were returned to Prior Intelsat in early 2005 because of launch delays and repaid to the insurers prior to launching the G-28 satellite in June 2005.

Net cash used in investing activities decreased $312.1 million, or 32%, to $654.4 million for the year ended December 31, 2004 from $966.5 million for the year ended December 31, 2003. Prior Intelsat’s investing activities during 2004 consisted primarily of $1,057.6 million paid to acquire assets in the Intelsat Americas and COMSAT General Transactions, $288.6 million of capital expenditures mainly for satellites and associated launch services, a $50.0 million deposit on a future satellite ordered in connection with the Intelsat Americas Transaction, a $32.0 million payment relating to rights to an orbital location and a $58.3 million payment for an insurance receivable. These amounts were partially offset by the elimination of $700.0 million of restricted cash that was no longer restricted following the closing of the Intelsat Americas Transaction and $141.0 million of insurance proceeds received in connection with a receivable acquired as part of the Intelsat Americas Transaction.

Net Cash Used in Financing Activities

Net cash provided by financing activities was $3,090.9 million for the nine months ended September 30, 2006 compared to cash used in financing activities of $12.5 million for the nine months ended September 30, 2005. Our financing activities for the nine months ended September 30, 2006 included $3,515.0 million of proceeds from borrowings in connection with the PanAmSat Acquisition Transactions. The acquisition was financed by the incurrence of debt, including $260.0 million principal of amount Floating Rate Senior Notes due 2013, $1,330.0 million principal amount of 11 1/4% Senior Notes due 2016 and $750.0 million principal amount of 9 1/4% Senior Notes due 2016, issued by Intelsat Bermuda; $575.0 million principal amount of 9% Senior Notes due 2016, issued by PanAmSat Opco; and a borrowing by Intelsat Bermuda under the $600.0 million Senior Unsecured Bridge Loan. Cash on hand at Intelsat Bermuda, PanAmSat Opco and their respective affiliates was also used. Our financing activities for the nine months ended September 30, 2005 included $305.3 million of proceeds from issuance of the discount notes and $200.0 million of term loan borrowings under our prior senior secured credit facilities. Cash used for financing activities in the nine months ended September 30, 2005 included a $305.9 million payment of a dividend to our sole shareholder, debt repayments of $202.6 million, and $5.5 million of payments for capital lease obligations and $3.9 million of payments for deferred satellite performance incentives.

Net cash used in financing activities decreased $199.0 million to $216.9 million for the year ended December 31, 2005 from $415.8 million for the year ended December 31, 2004. Prior Intelsat’s financing activities for the year ended December 31, 2005 included $305.3 million of proceeds from issuance of the discount notes and $200.0 million of term loan borrowings under the senior secured credit facilities. Cash used for financing activities included $504.7 million in payment of dividends to Intelsat, Ltd.’s sole shareholder, debt repayments of $202.6 million, payment of bond issuance costs of $4.2 million and $10.7 million of payments for capital lease obligations and deferred satellite performance incentives. The decrease from the prior year was primarily due to higher net debt payments of $400 million during the year ended December 31, 2004 compared to $302.7 million net debt proceeds and the payment of dividends in 2005 during the year ended December 31, 2005.

Net cash used in financing activities decreased $1,371.6 million to $415.8 million net cash used in financing activities for the year ended December 31, 2004 from $955.8 million net cash provided by financing activities for the year ended December 31, 2003. Prior Intelsat’s financing activities for 2004 consisted primarily of the repayment of long-term debt of $600.0 million and proceeds from a term loan borrowing of $200.0 million under the then existing senior secured credit facilities.

Historical Debt and Other Liabilities

At September 30, 2006, we had debt, including the current portion, with a book value of $11.3 billion, all of which was denominated in U.S. dollars. Our debt at September 30, 2006 consisted of $344.8 million of term loan borrowings under senior secured credit facilities of Intelsat Sub Holdco due in 2013, $400.0 million of 5 1/4% Senior Notes due in 2008, $600.0 million of 7 5/8% Senior Notes due in 2012, referred to as the 2012 Senior Notes, $875.0 million of 8 1/4% Senior Notes due in 2013, $700.0 million of 6 1/2% Senior Notes due in 2013, $675.0 million of 8 5/8% Senior Notes due in 2015, $1.0 billion of Floating Rate (10.484% interest rate at July 15,

2006) Senior Notes due in 2012, $354.2 million of 9 1/4% Senior Discount Notes due in 2015, $23.1 million in capital lease obligations and a $20.0 million note payable to Lockheed Martin Corporation. In addition, our debt at September 30, 2006 included debt incurred in connection with the PanAmSat Acquisition Transactions, consisting of $260.0 million of Floating Rate Senior Notes due in 2013, $1,330.0 million of 11¼% Senior Notes due in 2016 and $750.0 million of 9¼% Senior Notes due in 2016, each issued by Intelsat Bermuda; a $600.0 million Senior Unsecured Bridge Loan of Intelsat Bermuda; and $575.0 million of 9% Senior Notes due 2016 issued by PanAmSat Opco. Our debt at September 30, 2006 also included debt of PanAmSat Opco assumed by us in connection with the PanAmSat Acquisition Transactions, consisting of $1,991.0 million of term loan borrowings, $150.0 million of 6 3/8% Senior Notes due 2008, $125.0 million of 6 7/8% Senior Debentures due 2028, $656.3 million of 9% Senior Notes due 2014, $1.2 million of 8½% Senior Notes due 2012 and $0.4 million in capital lease obligations.

Intelsat Sub Holdco has a $300.0 million revolving credit facility available. However, $20.0 million in letters of credit issued and outstanding under the facility and limitations under covenants contained in the credit agreement governing the senior secured credit facilities reduced borrowing availability under the revolving credit facility to $280.0 million as of September 30, 2006. PanAmSat Opco also has a $250.0 million revolving credit facility available. However, $54.6 million in letters of credit issued and outstanding under the facility and limitations under covenants contained in the credit agreement governing the senior credit facilities reduced borrowing availability under the revolving credit facility to $195.4 million as of September 30, 2006. Under the terms of the credit agreements governing Intelsat Sub Holdco’s senior secured credit facilities and PanAmSat Opco’s amended and restated senior credit facilities, the ability of each company to borrow under its respective revolving credit facility is subject to compliance by each company’s indirect parent, Intelsat, Ltd., under a senior secured debt covenant included in the indenture governing Intelsat, Ltd.’s outstanding senior notes. As a result, under certain circumstances, Intelsat Sub Holdco may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if PanAmSat Opco has certain amounts outstanding under its revolving credit facility, and PanAmSat Opco may not be able to borrow up to the full amount of borrowing availability under its revolving credit facility if Intelsat Sub Holdco has certain amounts outstanding under its revolving credit facility. Our aggregate availability under the two revolving credit facilities is therefore limited to $404.2 million as of September 30, 2006.

In connection with the Acquisition Transactions, the book values of Prior Intelsat’s pre-acquisition senior notes were reduced to their fair values, thereby increasing the discounts (representing the difference between the fair values and the face values) on those notes. The discounts are amortized as interest expense over the remaining lives of those notes, utilizing the effective interest method. The unamortized discount for those notes totaled $155.0 million as of September 30, 2006.

In connection with the PanAmSat Acquisition Transactions, the book value of PanAmSat’s pre-acquisition senior notes were reduced to their fair values, thereby increasing the discounts on those notes. The discounts are amortized as interest expense over the remaining lives of those notes, utilizing the effective interest method. The unamortized discount for those notes totaled $13.8 million and unamortized premium totaled $16.9 million as of September 30, 2006.

In connection with the Acquisition Transactions in January 2005, Intelsat Bermuda entered into senior secured credit facilities, including a $350.0 million term loan facility and a $300.0 million revolving credit facility. $150.0 million of the term loan facility was drawn in connection with the Acquisition Transactions. On February 28, 2005, Intelsat Bermuda borrowed an additional $200.0 million under the $350.0 million term loan facility to fund the repayment of the $200.0 million Eurobond 8 1/8% notes due 2005, referred to as the 2005 Eurobond Notes. Additionally, in connection with the Acquisition Transactions, Intelsat Bermuda issued the acquisition finance notes. These notes were originally guaranteed by Intelsat, Ltd. and certain subsidiaries of Intelsat Bermuda. On February 11, 2005, Intelsat, Ltd. and Zeus Special Subsidiary Limited issued $478.7 million in aggregate principal amount at maturity of discount notes, which yielded approximately $305.3 million of proceeds at issuance. On March 3, 2005, Intelsat Bermuda transferred substantially all of its assets to Intelsat Sub Holdco. Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Bermuda and Intelsat Bermuda became a guarantor of the obligations under the acquisition finance notes and the senior secured credit facilities. As part of the Transfer Transactions, Zeus Special Subsidiary Limited was amalgamated with Intelsat Bermuda and Intelsat Bermuda became an obligor on the discount notes. The proceeds of the offering of the discount notes, net of certain fees and expenses, were distributed by Intelsat Bermuda to its parent, Intelsat, Ltd., and by Intelsat, Ltd. to Intelsat Holdings. Intelsat Holdings used those funds to repurchase a portion of the outstanding preferred shares of Intelsat Holdings.

On July 3, 2006, Intelsat Bermuda transferred substantially all of its assets to Intermediate Holdco. Intermediate Holdco assumed substantially all of the then-existing liabilities of Intelsat Bermuda and Intelsat Bermuda became a guarantor of the obligations under the discount notes. In connection with this transfer, Intermediate Holdco became a guarantor of the obligations under the acquisition finance notes. Also in connection with the PanAmSat Acquisition Transactions, Intelsat Sub Holdco (as borrower) and Intermediate Holdco (as guarantor), entered into a new credit agreement dated July 3, 2006, referred to as the New Sub Holdco Credit Agreement, and PanAmSat Opco amended and restated its senior secured credit facilities, referred to as the PanAmSat Opco Amended and Restated Credit Agreement, to change certain of the terms thereunder. The New Sub Holdco Credit Agreement provides for a $344.8 million Tranche B Term Loan facility with a seven-year maturity and a $300.0 million Revolving Credit facility with a six-year maturity. The PanAmSat Opco Amended and Restated Credit Agreement renewed and extended the credit facilities and provided for a $355.9 million Tranche A-3 Term loan with a six-year maturity, a $1,635.1 million Tranche B-2 Term Loan facility with a seven and one-half year maturity, and a $250.0 million revolving credit facility with a six-year maturity.

The proceeds from Intelsat, Ltd.’s issuance in November 2003 of the 2008 Senior Notes and the 2013 Senior Notes were approximately $1,074.5 million, net of discount and after deducting $23.3 million of debt issuance costs. Prior Intelsat used substantially all of the net proceeds from the sale of the 2008 Senior Notes and the 2013 Senior Notes to finance the Intelsat Americas Transaction and to make its $50.0 million prepayment for a portion of the purchase price of the new G-19 (which we formerly referred to as IA-9) satellite. Prior Intelsat used the proceeds from the issuance in April 2002 of the 2012 Senior Notes to repay commercial paper borrowings outstanding at the time of receipt of those proceeds, for general corporate purposes and to repay on August 6, 2002 the $200.0 million principal amount of the Eurobond 7 3/8% notes due 2002 that had been outstanding. Prior Intelsat incurred debt issuance costs of $7.6 million associated with issuance of the 2012 Senior Notes.

Our cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. We are contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. We capitalize the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. This asset is amortized over the useful lives of the satellites and the liability is reduced as the payments are made. Our total satellite performance incentive payment liability was $156.1 million as of September 30, 2006 and Prior Intelsat’s total satellite performance incentive payment liability was $43.4 million as of December 31, 2005.

Currency and Exchange Rates

Substantially all of our customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Consequently, we are not exposed to material foreign currency exchange risk. However, the service contracts with our Brazilian customers provide for payment in Brazilian reais. Accordingly, we are subject to the risk of a reduction in the value of the Brazilian real as compared to the U.S. dollar in connection with payments made by Brazilian customers, and our exposure to fluctuations in the exchange rate for Brazilian reais is ongoing. However, the rates payable under our service contracts with Brazilian customers are adjusted annually to account for inflation in Brazil, thereby mitigating the risk. For the three months and nine months ended September 30, 2006, our Brazilian customers represented approximately 3% and 4% of our revenue, respectively. Transactions in other currencies are converted into U.S. dollars using rates in effect on the dates of the transactions.

Receivables

Our net receivables totaled $295.2 million at September 30, 2006. Of this amount, gross trade receivables, consisting of total billed and unbilled service charges, were $311.5 million at September 30, 2006. The remaining balance represented the allowance for doubtful accounts and other receivables. Prior Intelsat’s net receivables totaled $203.5 million at December 31, 2005 and $228.3 million at December 31, 2004. Of these amounts, gross trade receivables, consisting of total billed and unbilled service charges, were $221.9 million at December 31, 2005 and $252.3 million at December 31, 2004. The difference in each of these periods represented the allowance for doubtful accounts and other receivables.

Our pre-privatization billing policy required payments from customers to be made quarterly in arrears. The billing policy applicable to service agreements entered into after our privatization generally requires payments to be made monthly in arrears. We expect a downward trend in receivables as the portion of our services being provided under service agreements with monthly, as compared to quarterly in arrears payment terms increases. In addition to its billing policy, our collateral profile has changed as a result of the Acquisition Transactions. Previously, the investment share of the Signatories and Investing Entities (each as defined below in “Business—History”), which were also our principal customers, was considered to be collateral for services provided. As a result of the Acquisition Transactions, we no longer hold this investment share as collateral. To the extent we are unable to obtain collateral or other financial support for customer receivables, we may see an increase in bad debt expense.

Sub Holdco Adjusted EBITDA and Intelsat Bermuda Adjusted EBITDA

In addition to EBITDA which is calculated as set forth in “—Results of Operations,” we calculate a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the New Sub Holdco Credit Agreement establishing the new senior secured credit facilities. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the New Sub Holdco Credit Agreement as described in the table and related footnotes below. Sub Holdco Adjusted EBITDA as presented below is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain ratios used in the New Sub Holdco Credit Agreement, such as the secured net debt leverage ratio and the total leverage ratio.

Under the New Sub Holdco Credit Agreement, Intelsat Sub Holdco must maintain a pro forma secured net debt leverage ratio not greater than 1.50 to 1.00, at the end of each fiscal quarter, and generally may not incur additional indebtedness (subject to certain exceptions) if the total leverage ratio calculated on a pro forma basis at the time of incurrence would exceed 4.75 to 1.00. In addition, under the investments and dividends covenants contained in the New Sub Holdco Credit Agreement, the ability of Intelsat Sub Holdco to make investments and pay dividends is restricted by formulas based on the amount of Sub Holdco Adjusted EBITDA measured from April 1, 2006.

We also calculate a measure called Intelsat Bermuda Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indentures for the 2006 Intelsat Bermuda Notes and the $600.0 million Floating Rate Senor Notes due 2015 to be issued by Intelsat Bermuda. Intelsat Bermuda Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under these indentures as described in the table and related footnotes below. Intelsat Bermuda Adjusted EBITDA as presented below is calculated only with respect to Intelsat Bermuda and its subsidiaries. Intelsat Bermuda Adjusted EBITDA is a material component of certain ratios used in the indentures governing the 2006 Intelsat Bermuda Notes and the $600.0 million Floating Rate Senor Notes due 2015 to be issued by Intelsat Bermuda, such as the debt to Intelsat Bermuda Adjusted EBITDA ratio and the secured indebtedness leverage ratio.

Under Intelsat Bermuda’s indentures, Intelsat Bermuda generally may not incur additional indebtedness (subject to certain exceptions) if the debt to Intelsat Bermuda Adjusted EBITDA ratio calculated on a pro forma basis at the time of such incurrence would exceed 6.75 to 1.00 and Intelsat Bermuda cannot incur certain liens to secure indebtedness (subject to certain exceptions) if the secured indebtedness leverage ratio, after giving effect to the incurrence, exceeds 2.50 to 1.00. In addition, under these indentures, satisfaction of a 5.50 to 1.00 debt to Intelsat Bermuda Adjusted EBITDA ratio is generally (subject to certain exceptions) a condition to the making of restricted payments by Intelsat Bermuda. Furthermore, under the restricted payments covenants contained in these indentures (subject to certain exceptions), the ability of Intelsat Bermuda to make restricted payments (including the making of investments and the payment of dividends), is restricted by a formula based on the amount of Intelsat Bermuda Adjusted EBITDA measured from January 1, 2005 and calculated without making pro forma adjustments.

Sub Holdco Adjusted EBITDA was $627.4 million for the nine months ended September 30, 2005 and $675.2 million for the nine months ended September 30, 2006. Intelsat Bermuda Adjusted EBITDA was $625.1 million for the nine months ended September 30, 2005 and $837.3 million for the nine months ended September 30, 2006. A reconciliation of net cash provided by Intelsat, Ltd. operating activities to Intelsat, Ltd. net loss, Intelsat, Ltd. net loss to Intelsat, Ltd. EBITDA, Intelsat, Ltd. EBITDA to Intelsat Bermuda Adjusted EBITDA, and Intelsat Bermuda Adjusted EBITDA to Sub Holdco Adjusted EBITDA for the nine months ended September 30, 2005 and September 30, 2006 is as follows:

	Combined	Nine Months ended September 30, 2006
	Nine Months ended September 30, 2005
	(in thousands)
Reconciliation of Intelsat, Ltd. net cash provided by operating activities to Intelsat, Ltd. net loss:
Net cash provided by operating activities	$331,683	$310,159
Depreciation and amortization	(426,266)	(505,201)
Satellite impairment charges	(69,227)	(48,974)
Provision for doubtful accounts	6,475	(518)
Foreign currency transaction loss	490	43
Deferred income taxes	(2,241)	109
Gain on Disposal of Assets	—	507
Stock-based compensation	(85)	(163)
Compensation cost paid by Intelsat Holdings	—	(17,351)
Amortization of bond discount and issuance costs	(43,278)	(65,238)
Share in losses of affiliate	(7,526)	(24,300)
Loss on undesignated interest rate swap	—	(14,328)
Changes in assets and liabilities, net of effects of acquisitions	(49,595)	59,896

Intelsat, Ltd. net loss	$(259,570)	$(305,359)

Add:
Interest expense, net	277,225	477,418
Provision for income taxes	17,217	11,916
Depreciation and amortization	426,266	505,201

Intelsat, Ltd. EBITDA	$461,138	$689,176

Add (Subtract):
Parent and intercompany expenses, net (1)	15,532	11,100
Compensation and benefits (2)	12,634	4,180
Restructuring costs (3)	263	19,902
Acquisition related expenses (4)	55,836	12,125
Equity investment losses (5)	7,526	24,300
Satellite impairment charge (6)	69,227	48,974
Loss on undesignated interest rate swap	—	14,328
Non-recurring and other non-cash items (7)	5,283	18,397
Satellite performance incentives (11)	(2,290)	(5,177)

Intelsat Bermuda Adjusted EBITDA	$625,149	$837,305

Add (Subtract):
PanAmSat Opco net income	—	(2,363)
PanAmSat Opco interest expense, net	—	(70,710)
PanAmSat Opco depreciation and provision for taxes	—	(72,393)
Loss on undesignated interest rate swap	—	(14,328)
Parent and intercompany expenses (8)	—	1,587
Compensation and benefits (9)	—	(1,145)
Non-recurring and other non-cash expense (10)	—	(7,898)
Satellite performance incentives (11)	2,290	5,177

Sub Holdco Adjusted EBITDA	$627,439	$675,232

(1)	Represents expenses incurred at Intelsat, Ltd. for employee salaries and benefits, office operating costs and other expenses incurred at Intelsat, Ltd. or at Intelsat Bermuda related to the Transfer Transactions.
(2)	Reflects the portion of the expenses incurred relating to our equity compensation plans, defined benefit pension plan and other post-retirement benefits that are excludable under the definitions of Intelsat Bermuda Adjusted EBITDA and Sub Holdco Adjusted EBITDA.
(3)	Reflects the severance costs associated with headcount reductions.
(4)	Reflects expenses incurred in connection with the Acquisition Transactions, consisting of retention bonuses to key employees and legal and other professional fees, including the monitoring, advisory and consulting fees paid to the Sponsors (and their designated entities) pursuant to the monitoring fee agreement.
(5)	Represents losses incurred under the equity method of accounting relating to our investment in WildBlue Communications, Inc.
(6)	Represents the non-cash impairment charge recorded in 2005 to write off the net book value of the IS-804 satellite due to its failure in January 2005 and the non-cash impairment recorded in 2006 to write-down to fair value the IS-802 satellite due to its anomaly in September 2006.
(7)	Reflects certain non-recurring gains and losses (principally costs incurred in connection with the PanAmSat Acquisition Transactions) and non-cash income related to the recognition of deferred revenue on a straight-line basis of certain prepaid capacity leases which are excluded from Intelsat Bermuda Adjusted EBITDA and Sub Holdco Adjusted EBITDA by definition.
(8)	Reflects expenses of PanAmSat Holdco
(9)	Reflects expenses incurred relating to equity compensation and benefit plans and post-retirement benefits that are excludable under the definition of Sub Holdco Adjusted EBITDA.
(10)	Reflects certain non-recurring gains and losses and non-cash income recognized at PanAmSat Holdco.
(11)	Amount represents imputed interest associated with satellite performance incentives required to be excluded from interest expense for the calculation of Intelsat Bermuda Adjusted EBITDA as defined under the terms of the Intelsat Bermuda Indentures, but permitted to be included as part of interest expense for the calculation of Intelsat Sub Holdco Adjusted EBITDA as defined under the terms of the Intelsat Sub Holdco credit agreement.

Sub Holdco Adjusted EBITDA was $829.7 million for the year ended December 31, 2004 and $841.2 million for the year ended December 31, 2005. A reconciliation of net cash provided by Intelsat, Ltd. operating activities to Intelsat, Ltd. net loss, Intelsat, Ltd. net loss to Intelsat, Ltd. EBITDA, Intelsat, Ltd. EBITDA to Sub Holdco Adjusted EBITDA for the years ended December 31, 2004 and December 31, 2005 is as follows:

	Year Ended December 31,
	2004	2005
	(in thousands)
Reconciliation of Intelsat, Ltd. net cash provided by operating activities to Intelsat, Ltd. net loss:
Net cash provided by operating activities	$659,117	$505,012
Depreciation and amortization	(457,372)	(573,513)
Satellite impairment charges	(84,380)	(69,227)
Provision for doubtful accounts	(11,009)	4,867
Foreign currency transaction loss (gain)	(562)	878
Deferred income taxes	(15,105)	5,264
Amortization of bond discount and issuance costs	(5,328)	(60,198)
Share in loss of affiliate	(4,670)	(12,315)
Net gain from curtailment of benefit plans	(628)	—
Changes in assets and liabilities, net of effects of acquisitions	(74,813)	(126,052)
Loss from discontinued operations	(43,929)	—

Intelsat, Ltd. net loss	$(38,679)	$(325,284)

Add:
Interest expense, net	138,869	380,497
Provision for income taxes	18,647	27,172
Depreciation and amortization	457,372	573,513

Intelsat, Ltd. EBITDA	$576,209	$655,898

Reconciliation of Intelsat, Ltd. EBITDA to Sub Holdco Adjusted EBITDA:
Add (Subtract):
Parent and intercompany expenses, net (1)	44,865	23,050
Pro forma effect of acquisitions (2)	43,500	—
Non-cash compensation and benefits (3)	7,111	13,598
Restructuring costs (4)	6,640	263
Acquisition related expenses (5)	7,462	60,203
Equity investment losses (6)	4,670	12,315
Satellite impairment charge (7)	84,380	69,227
Loss from discontinued operations (8)	43,929	—
Non-recurring and other non-cash items (9)	10,926	6,630

Sub Holdco Adjusted EBITDA	$829,692	$841,184

(1)	Represents expenses incurred at Intelsat, Ltd. for employee salaries and benefits, office operating costs and other expenses incurred at Intelsat, Ltd. or at Intelsat Bermuda related to the Transfer Transactions, and $4.1 million of one-time charges to write-off costs associated with Prior Intelsat’s proposed initial public offering that was cancelled.
(2)	Represents pro forma adjustments to reflect the Intelsat Americas and COMSAT General Transactions as if they had occurred as of January 1, 2004.
(3)	Reflects the portion of the expenses incurred relating to Prior Intelsat’s equity compensation plans, defined benefit pension plan and other post-retirement benefits that are excludable under the definition of Sub Holdco Adjusted EBITDA.
(4)	Reflects the severance costs associated with headcount reductions that were implemented during 2004.

(5)	Reflects expenses incurred in connection with the Acquisition Transactions, consisting of retention bonuses to key employees and legal and other professional fees, including the monitoring, advisory and consulting fees paid to the Sponsors (and their designated entities) pursuant to the monitoring fee agreement.
(6)	Represents losses incurred under the equity method of accounting relating to Prior Intelsat’s investment in WildBlue Communications, Inc.
(7)	Represents the non-cash impairment charge recorded in the fourth quarter of 2004 to write down the net book value of the G-27 satellite to its estimated fair value due to the anomaly experienced in November 2004 and to write off the net book value of the IS-804 satellite due to its failure in the first quarter 2005.
(8)	Reflects the loss from discontinued operations of Prior Intelsat’s investment in Galaxy Holdings.
(9)	Reflects certain non-recurring gains and losses (principally one-time expenses incurred for transition services relating to the Intelsat Americas Transaction, a litigation reserve and a net loss from the curtailment of benefit plans) and non-cash income related to the recognition of deferred revenue on a straight-line basis of certain prepaid capacity leases.

We expect Sub Holdco Adjusted EBITDA and Intelsat Bermuda Adjusted EBITDA to be affected by the same trends that affect EBITDA. We use Sub Holdco Adjusted EBITDA and Intelsat Bermuda Adjusted EBITDA as additional criteria for evaluating our performance relative to that of our peers. We believe that the inclusion of Sub Holdco Adjusted EBITDA and Intelsat Bermuda Adjusted EBITDA herein is appropriate to provide additional information to investors about the calculation of certain covenants in the New Sub Holdco Credit Agreement and the Intelsat Bermuda indentures as mentioned above. We believe that some investors may use Sub Holdco Adjusted EBITDA and Intelsat Bermuda Adjusted EBITDA to evaluate our liquidity and financial condition. Sub Holdco Adjusted EBITDA and Intelsat Bermuda Adjusted EBITDA are not measures of financial performance under U.S. GAAP, and our Sub Holdco Adjusted EBITDA and Intelsat Bermuda Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA and Intelsat Bermuda Adjusted EBITDA as alternatives to operating or net income, determined in accordance with U.S. GAAP, as indicators of our operating performance, or as alternatives to cash flows from operating activities, determined in accordance with U.S. GAAP, as indicators of cash flows, or as measures of liquidity.

Funding Sources and Uses

Other than the repayment of Intelsat Bermuda’s Senior Unsecured Bridge Loan and the redemption of Intelsat Sub Holdco’s Floating Rate Senior Notes due 2012, we expect our most significant cash outlays in 2007 to be the payment of interest on our outstanding debt and, to a lesser extent, capital expenditures. We plan to spend approximately $492.5 million throughout 2007 for capital expenditures. We intend to fund these requirements through cash on hand, cash provided by operating activities and, if necessary, borrowings under the Intelsat Sub Holdco and PanAmSat Opco senior secured credit facilities.

The PanAmSat Acquisition Transactions

On July 3, 2006, Intelsat Bermuda completed the acquisition of PanAmSat Holdco, pursuant to the Merger Agreement, with the stockholders of PanAmSat Holdco receiving $25.00 per common share, plus approximately $0.00927 as the pro rata share of undeclared regular quarterly dividends, in cash.

The acquisition was financed by the incurrence of significant debt, including $260.0 million of Floating Rate Senior Notes due 2013, $1.33 billion of 11 1/4% Senior Notes due 2016 and $750.0 million of 9 1/4% Senior Notes due 2016 issued by Intelsat Bermuda; $575.0 million of 9% Senior Notes due 2016 issued by PanAmSat Opco; and a borrowing by Intelsat Bermuda under the Senior Unsecured Bridge Loan. The Floating Rate Notes due 2013 bear interest at the

LIBOR rate plus 600 basis points and the interest rate resets every six months (11.64% interest rate as of September 30, 2006). Cash on hand at Intelsat Bermuda, PanAmSat Opco and their respective affiliates was also used.

Borrowings under Intelsat Bermuda’s Senior Unsecured Bridge Loan are unsecured and not guaranteed by any other entities. If the loans outstanding under Intelsat Bermuda’s Senior Unsecured Bridge Loan are not repaid within one year after the date of borrowing, the loans will be automatically exchanged for senior unsecured exchange notes in the same principal amount, maturing ten years after the date of borrowing. The senior unsecured exchange notes are to be issued by Intelsat Bermuda pursuant to a form of indenture attached to the credit agreement governing Intelsat Bermuda’s Senior Unsecured Bridge Loan (the “Bridge Credit Agreement”). Holders of the senior unsecured exchange notes will have registration rights. The Bridge Credit Agreement contains substantially the same covenants and events of default as the indenture governing the Floating Rate Notes due 2016 and the 11 1/4% Senior Notes due 2016. Borrowings under Intelsat Bermuda’s Senior Unsecured Bridge Loan bear interest at the LIBOR rate plus 600 basis points (11.25% interest rate at September 30, 2006). In no event will such interest rate exceed 11.25%. We expect to repay Intelsat Bermuda’s Senior Unsecured Bridge Loan with the proceeds of the $600.0 million Floating Rate Senior Notes due 2015 to be issued by Intelsat Bermuda.

Also in connection with the PanAmSat Acquisition Transactions, Intelsat Sub Holdco entered into the New Sub Holdco Credit Agreement. The New Sub Holdco Credit Agreement provides for a $344.8 million Tranche B Term Loan facility with a seven-year maturity and a $300.0 million Revolving Credit facility with a six-year maturity. Up to $200.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, up to $35.0 million of the revolving credit facility is available for swingline loans. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis.

No amounts were outstanding under the revolving credit facility as of September 30, 2006; however, $20.0 million in letters of credit were issued and outstanding under the facility. As a result, the borrowing availability under the revolving credit facility was approximately $280.0 million at that date, subject to restricted borrowing under PanAmSat Opco’s revolving credit facility. The revolving credit facility is available on a revolving basis during the period beginning on July 3, 2006 and terminating six years later.

The interest rates for the borrowings under the New Sub Holdco Credit Agreement range from the LIBOR rate plus 2.00% to the LIBOR rate plus 2.25%, or the Above Bank Rate (“ABR”) which is the rate for any day, a rate per annum (rounded upwards, if necessary, to the next  1/16 of 1.00%) equal to the greater of (a) the Prime Rate in effect on such day or (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1.00%, as defined in the New Sub Holdco Credit Agreement, plus 1.00% to the ABR plus 1.25%, depending on certain financial measures. The ABR and LIBOR are determined as specified in the New Sub Holdco Credit Agreement.

Obligations under the New Sub Holdco Credit Agreement are guaranteed by certain of Intelsat’s subsidiaries, as well as by Intermediate Holdco, and secured by a perfected first priority security interest to the extent legally permissible in substantially all of the tangible and intangible assets of the borrower and guarantors, with certain agreed exceptions.

Furthermore, in connection with the PanAmSat Acquisition Transactions, PanAmSat Opco entered into an amendment of its senior secured credit facilities on July 3, 2006, which included revised terms for its revolving credit facility and term loans. The PanAmSat Opco Amended and Restated Credit Agreement renewed and extended the credit facilities, and consists of a $355.9 million Tranche A-3 Term loan with a six-year maturity, a $1,635.1 million Tranche B-2 Term Loan facility with a seven and one-half year maturity, and a $250.0 million revolving credit facility with a six-year maturity. Interest rates under the PanAmSat Opco Amended and Restated Credit Agreement range from LIBOR plus 2.125% to LIBOR plus 2.875% or ABR plus 1.125% to ABR plus 1.875%, depending on certain financial measures.

Obligations under the PanAmSat Opco Amended and Restated Credit Agreement continue to be guaranteed by certain of PanAmSat Opco’s subsidiaries and are secured by a perfected first priority security interest to the extent legally permissible in substantially all of the borrower’s and the guarantors’ tangible and intangible assets, with certain agreed exceptions.

Up to $150.0 million of the PanAmSat Opco Amended and Restated Credit Agreement revolving credit facility is available for issuance of letters of credit. Additionally, up to $35.0 million of the revolving credit facility is available for swingline loans. PanAmSat Opco is required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, which, as of September 30, 2006 on an annual basis, was 0.375%. As of September 30, 2006, PanAmSat Opco had outstanding letters of credit of $54.6 million and the revolving credit facility was undrawn. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. Availability under the revolving credit facility was $195.4 million at September 30, 2006, subject to restricted borrowing under Intelsat Sub Holdco’s revolving credit facility. The revolving credit facility is available on a revolving basis from July 3, 2006 and terminating six years later. Any amounts borrowed under the revolving credit facility would bear interest at LIBOR plus 2.125% as of September 30, 2006, although this interest rate is subject to adjustment based on PanAmSat Opco’s total leverage ratio.

On May 30, 2006, PanAmSat Holdco commenced the Tender Offer to purchase for cash any and all of its outstanding $416.0 million aggregate principal amount at maturity of the 10 3/8% discount notes. In connection with the Tender Offer, PanAmSat Holdco also solicited the consent of the holders of the 10 3/8% discount notes to amend the indenture governing the 10 3/8% discount notes to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions contained in that indenture. The amendment to the indenture governing the 10 3/8% discount notes was approved by the requisite holders of the 10 3/8% discount notes on June 14, 2006 and entered into upon the consummation of the Tender Offer on July 3, 2006, at which time approximately 99.65% of the outstanding 10 3/8% discount notes were repurchased by PanAmSat Holdco. The 10 3/8% discount notes not tendered to PanAmSat Holdco in the Tender Offer, or approximately $1.5 million aggregate principal amount, were repurchased by PanAmSat Holdco on August 29, 2006.

Prior to and immediately after the purchase, Intelsat Bermuda extended to PanAmSat Holdco the Intelsat Bermuda Loan in an aggregate principal amount at the time of borrowing equal to approximately $1,281.4 million, the proceeds of which were used by PanAmSat Holdco to fund a portion of the purchase price of the PanAmSat acquisition and to fund the purchase of substantially all of the 10 3/8% discount notes tendered in the Tender Offer, plus related fees, referred to collectively as the Tender Amount.

The Acquisition Transactions and the Transfer Transactions

In 2005, we incurred substantial debt, with payments to service this indebtedness substantially increasing our liquidity requirements as compared to prior years. In connection with the Acquisition Transactions, Intelsat Bermuda issued the acquisition finance notes, which are comprised of $1.0 billion of Floating Rate Senior Notes due 2012, $875.0 million of 8 1/4% Senior Notes due 2013 and $675.0 million of 8 5/8% Senior Notes due 2015, and entered into our prior senior secured credit facilities. These floating rate notes bear interest at the LIBOR rate plus 487.5 basis points and the interest rate resets every six months. The interest rate on these notes increased to 10.484% on July 15, 2006, the most recent reset date. We expect to redeem these floating rate notes with the proceeds of a term loan borrowing by Intelsat Bermuda under the New Intelsat Bermuda Unsecured Credit Agreement. Our prior senior secured credit facilities, which were the obligations of Intelsat Sub Holdco, were comprised of a $350.0 million term loan facility maturing in July 2011 and a $300.0 million revolving credit facility maturing in January 2011. On February 28, 2005, Intelsat Bermuda borrowed $200.0 million under the prior $350.0 million term loan facility to fund the repayment at maturity of the $200.0 million outstanding 2005 Eurobond Notes. Following the Transfer Transactions, Intelsat Sub Holdco became the obligor, and Intelsat Bermuda a guarantor, of each of the acquisition finance notes and the prior senior secured credit facilities. In connection with the PanAmSat Acquisition Transactions, Intelsat Sub Holdco’s prior senior secured credit facilities were terminated without penalty, and all outstanding balances, plus accrued interest, were paid to the previous credit facility lenders on July 3, 2006.

On February 11, 2005, Zeus Special Subsidiary Limited and Intelsat, Ltd. issued $478.7 million in aggregate principal amount at maturity of the discount notes, which yielded $305.3 million of proceeds at issuance. The discount notes have no cash interest requirement for the first five years. In connection with the Transfer Transactions, Zeus Special Subsidiary Limited was amalgamated with Intelsat Bermuda and Intelsat Bermuda became an obligor on the discount notes. In connection with the PanAmSat Acquisition Transactions, Intelsat Bermuda transferred the discount notes to Intermediate Holdco, Intermediate Holdco became an obligor on the discount notes, Intelsat Bermuda became a guarantor of the discount notes and confirmed its guarantee of the acquisition finance notes, and Intermediate Holdco became a guarantor of the acquisition finance notes.

Intelsat paid dividends totaling $504.7 million to its shareholders during 2005. As part of the Transfer Transactions, the proceeds of the offering of the discount notes, together with cash on hand, were used to pay a dividend of $305.9 million from Intelsat Bermuda to its parent Intelsat, Ltd., which Intelsat, Ltd. used to make a distribution to its parent Intelsat Holdings, which in turn used those funds to repurchase a portion of the outstanding preferred shares of Intelsat Holdings. The repurchased preferred shares were held by the Investors and certain members of our management. On November 4, 2005, Intelsat Sub Holdco used cash generated from the operating activities of its subsidiaries to pay a dividend of approximately $198.8 million to its parent Intelsat Bermuda, which in turn paid a dividend of that same amount to its parent Intelsat, Ltd., which in turn paid a dividend of that same amount to its parent Intelsat Holdings. Intelsat Holdings used these funds to repurchase all of its remaining outstanding preferred shares on November 4, 2005. See “—Related Party Transactions—Post-Acquisition Transactions—Acquisition and Transfer Transactions; Dividends.”

Contracted Backlog

We have historically had and currently have a substantial backlog, which provides some assurance regarding our future revenue expectations. Backlog is our expected actual future revenue under customer contracts, and includes both non-cancelable contracts and contracts that are cancelable. Our backlog was approximately $8.0 billion as of September 30, 2006. This backlog and the predictable level of non-cash depreciation expense in the fixed satellite services sector reduce the volatility of the net cash provided by operating activities as compared with companies outside our industry. However, we may have unplanned projects requiring significant capital expenditures or our capital requirements may be greater than we currently anticipate. Accordingly, we may be required to seek additional external financing to fund any unanticipated capital expenditures. In addition, the ongoing consolidation in the FSS sector may require that we obtain funding for currently unplanned strategic transactions.

Capital Expenditures

Our capital expenditures depend on the means by which we pursue our business strategies and seek to respond to opportunities and trends in our industry. Our actual capital expenditures may differ from our expected capital expenditures if, among other things, we enter into any currently unplanned strategic transactions. Levels of capital spending from one year to the next are also influenced by the nature of the satellite life cycle and by the capital-intensive nature of the satellite industry. For example, we incur significant capital expenditures during the years in which we procure new satellites and have satellites under construction. We typically procure a new satellite within a timeframe that would allow the satellite to be deployed at least one year prior to the end of the service life of the satellite to be replaced. As a result, we frequently experience significant variances in our capital expenditures from year to year. Excluding the Intelsat Americas Transaction, the following table compares Prior Intelsat’s satellite-related capital expenditures to total capital expenditures from 2001 through 2005:

Year	Satellite-Related Capital Expenditures	Total Capital Expenditures
	(in thousands)
2001	$592,163	$663,671
2002	509,418	616,806
2003	87,496	202,781
2004	211,219	288,589
2005	99,901	133,507

Total	$1,500,197	$1,905,354

Payments for satellites and other property and equipment also exclude funds paid for deposits of future satellites and launches that are included as a part of Other Assets and capitalized as construction progresses. Payments for satellites and other property and equipment during the nine months ended September 30, 2006 included $111.7 million for capital expenditures. We currently have orders for five satellites which will be built over a period of three years and three of which will be launched by the end of 2007. For 2007, we expect our capital expenditures to be approximately $492.5 million, mostly related to the construction and launch of three satellites and $28.6 million in integration related activities. We intend to fund these requirements through cash on hand, cash provided from operating activities and, if necessary, borrowings under the revolving facilities of the senior secured credit facilities.

Off-Balance Sheet Arrangements

We do not have any significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results of operations or liquidity.

Contractual Obligations and Commercial Commitments

The following table sets forth our contractual obligations and capital and certain other commitments as of December 31, 2006, as adjusted for the Refinancings:

	Payments Due By Year (in thousands)
Contractual Obligations (1) (2)	2007	2008	2009	2010	2011 and beyond	Total
Intelsat Sub Holdco:
8 1/4% Senior Notes Due 2013—Principal Payment	$—	$—	$—	$—	$875,000	$875,000
8 5/8% Senior Notes Due 2015—Principal Payment	—	—	—	—	675,000	675,000

Intelsat Sub Holdco Notes	$—	$—	$—	$—	$1,550,000	$1,550,000

Senior Secured Credit Facility—Principal Payment	$3,448	$3,448	$3,448	$3,448	$330,958	$344,750
Senior Secured Credit Facility—Fees	1,369	1,291	1,206	1,125	1,695	6,686

Senior secured credit facilities	$4,817	$4,739	$4,654	$4,573	$332,653	$351,436
Capital Leases and Lockheed Martin Corporation Note	$14,200	$14,200	$8,816	$5,000	$—	$42,216
Capital commitments (3)	73,880	72,957	25,218	11,817	33,584	217,456
Operating leases	11,088	6,321	4,599	3,332	18,311	43,651

Total Intelsat Sub Holdco contractual obligations	$103,985	$98,217	$43,287	$24,722	$1,934,548	$2,204,759

Intermediate Holdco:
9 1/4% Senior Discount Notes Due 2015—Principal Payment	$—	$—	$—	$—	$478,700	$478,700

Intelsat Bermuda:
Floating Rate Senior Notes Due 2015 to be offered by Intelsat Bermuda	$—	$—	$—	$—	$600,000	$600,000
New Senior Unsecured Credit Facility	—	—	—	—	1,000,000	1,000,000
Floating Rate Senior Notes Due 2013—Principal Payment	—	—	—	—	260,000	260,000
11 1/4% Senior Notes Due 2016—Principal Payment	—	—	—	—	1,330,000	1,330,000
9 1/4% Senior Notes Due 2016—Principal Payment	—	—	—	—	750,000	750,000

Total Intelsat Bermuda contractual obligations	$—	$—	$—	$—	$3,940,000	$3,940,000

Intelsat, Ltd.(4):
6 1/2% Senior Notes Due 2013—Principal Payment	$—	$—	$—	$—	$700,000	$700,000
7 5/8% Senior Notes Due 2012—Principal Payment	—	—	—	—	600,000	600,000
5 1/4% Senior Notes Due 2008—Principal Payment	—	400,000	—	—	—	400,000

Total Intelsat, Ltd. contractual obligations	$—	$400,000	$—	$—	$1,300,000	$1,700,000

Total Intelsat contractual obligations (5)	$103,985	$498,217	$43,287	$24,722	$7,653,248	$8,323,459

PanAmSat Opco(6):
Senior Secured Credit Facility—Principal payment	$51,942	$60,840	$87,533	$87,533	$1,703,162	$1,991,010
9 % Senior Notes Due 2016—Principal payment	—	—	—	—	575,000	575,000
9 % Senior Notes Due 2014—Principal payment	—	—	—	—	656,320	656,320
6 3/8% Senior Notes Due 2008—Principal payment	—	150,000	—	—	—	150,000
6 7/8% Senior Notes Due 2028—Principal payment	—	—	—	—	125,000	125,000
8 1/2% Senior Notes Due 2012—Principal payment	—	—	—	—	1,190	1,190
Letter of Credit Fees	1,151	8	8	8	2	1,177
Senior Secured Credit Facility—Fees	733	886	936	936	1,638	5,129

Total PanAmSat Opco debt	$53,826	$211,734	$88,477	$88,477	$3,062,312	$3,504,826

Satellite Construction and Launch Contracts	$84,665	$5,509	$1,034	$1,123	$17,649	$109,980
Satellite Incentive Obligations	14,811	14,348	13,586	10,637	60,857	114,239
Performance Incentive Interest Obligations	10,833	9,290	7,862	6,546	24,569	59,100
Horizons Contributions Obligation	—	13,422	12,958	8,295	—	34,675
Operating Leases	4,279	4,063	3,699	3,724	3,651	19,416
Customer and Vendor Contracts	60,152	62,852	10,725	11,350	20,237	165,316

Total PanAmSat Opco contractual obligations	$228,566	$321,218	$138,341	$130,152	$3,189,275	$4,007,552

Total Consolidated Intelsat Ltd. contractual obligations	$332,551	$819,435	$181,628	$154,874	$10,842,523	$12,331,011

(1)	Reflects principal only (unless expressly stated otherwise) for all obligations except for capital leases, for which principal and interest are included.
(2)	Obligations related to Intelsat’s pension and post-retirement medical benefit obligations are excluded from the table. Refer to Note 14 to Prior Intelsat’s audited consolidated financial statements and Note 13 to our unaudited consolidated financial statements for a discussion of our obligations.
(3)	Includes contractual commitments for satellites and deferred satellite performance incentives.
(4)	The amounts shown for Intelsat, Ltd. do not reflect Intelsat, Ltd.’s obligations as a co-obligor on the discount notes nor Intelsat, Ltd.’s guarantees of the debt of certain subsidiaries.
(5)	Excludes the Intelsat Bermuda Intercompany Loan extended originally to PanAmSat Holdco in an amount equal to approximately $1.3 billion, the proceeds of which were used to fund the amount necessary to consummate the Tender Offer and fund a portion of the purchase of the PanAmSat acquisition. $250.0 million of the $1.3 billion Intelsat Bermuda Intercompany Loan is non-cash pay and will accrete to approximately $718.0 million aggregate principal amount at June 15, 2016.
(6)	Substantially all of the capital expenditures related to the PAS-11 satellite will be funded by one of our customers. Funds received from the customer through September 30, 2006 are included within customer and vendor commitments and are being repaid over a three year period that began in the fourth quarter of 2006.

Satellite Construction and Launch Commitments

As of September 30, 2006, we had approximately $381 million of expenditures remaining under existing satellite construction contracts and satellite launch contracts. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite’s launch. As of September 30, 2006, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

On April 12, 2005, PanAmSat Opco entered into an agreement for the construction of PAS-11, which will be located at 43 degrees west longitude and will serve as a replacement for our IS-6B Ku-band satellite and the C-band portion of our IS-3R satellite. In July 2005, PanAmSat Opco signed an agreement for the launch of this satellite originally scheduled for first quarter of 2007. Additionally, PanAmSat Opco has an agreement with one of its major customers for the funding of a portion of the capital expenditures necessary to construct and launch PAS-11 in this timeframe. Such funding represents an obligation when it is received from the customer. As of September 30, 2006, the obligation related to funding from this customer is approximately $78.4 million. This obligation is scheduled to be repaid to the customer over a three-year period that began in October 2006. Within the consolidated balance sheet as of September 30, 2006, a liability of $42.5 million was recorded within short-term accounts payable and accrued liabilities, and a liability of $30.9 million was recorded within other long-term liabilities. These balances reflect fair value adjustments recorded in purchase accounting and will accrete to the $78.4 million to be repaid. As a result of anticipated delays that we have recently been informed of by one of our launch providers, the PAS-11 satellite is currently anticipated to be launched in the third quarter of 2007.

On December 5, 2005, PanAmSat Opco entered into agreements with the same customer and with the manufacturer of our PAS-11 satellite, which, among other things, allows the customer to procure directly from the manufacturer long-lead items that could be used for the construction of a replacement satellite for PAS-11 on an expedited basis, if needed. Pursuant to the agreement with the customer, PanAmSat Opco would be required to construct and launch a replacement for PAS-11 in the event of a launch failure or other significant health related issue impacting PAS-11’s Ku-band transponders within two years after completion of its in-orbit testing. This customer has leased all of the Ku-band capacity on PAS-11 and would be required to lease all of the Ku-band capacity on a replacement satellite for PAS-11, if such replacement satellite is required.

Our cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. We are contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. We capitalize the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. This asset is amortized over the useful lives of the satellites and the liability is reduced as the payments are made. Our total satellite performance incentive payment liability was $43.4 million as of December 31, 2005 and $156.1 million as of September 30, 2006.

We were recently informed by one of our launch providers, Sea Launch Company, L.L.C., of anticipated launch delays with respect to certain of our planned satellites. As a result, the dates on which we now expect to launch certain of our satellites are as follows: Galaxy 17—the second quarter of 2007; PAS 11 and Galaxy 18—the third quarter of 2007; Galaxy 19 (which we formerly referred to as IA-9)—the third quarter of 2008; and Horizons-2—the fourth quarter of 2008. The launch delays may also affect consulting services we provide to third party customers and the timing of revenue recognition and costs associated with these consulting services. While we are still evaluating the impact of these launch delays, we do not believe that they will have a material adverse effect on our business or financial condition and results of operations. However, there can be no assurance that there will not be further delays in the launching of these satellites.

Disclosures about Market Risk

We have existing obligations related to our long-term debt agreements. These financial instruments are discussed further in Note 13 to Prior Intelsat’s audited consolidated financial statements, Note 10 to PanAmSat Holdco’s audited consolidated financial statements and Note 11 to our unaudited consolidated financial statements. As of September 30, 2006, we did not have significant cash flow exposure to changing interest rates on our fixed-rate long-term debt. However, the estimated fair value of the fixed-rate debt is subject to market risk. As of September 30, 2006, we had approximately $7.2 billion in fixed-rate debt, excluding discounts and premiums, with interest at rates ranging from 5 1/4% to 11 1/4%.

We are subject to interest rate and related cash flow risk in connection with Intelsat Sub Holdco’s floating rate senior notes due 2012 issued in January 2005 and Intelsat Bermuda’s floating rate senior notes due 2013 issued in July 2006, both with floating rates that reset every six months. In addition, the $600.0 million Floating Rate Senior Notes due 2015 to be issued by Intelsat Bermuda and any borrowings under our senior secured credit facilities entered into by Intelsat Sub Holdco and PanAmSat Opco and under the New Intelsat Bermuda Unsecured Credit Agreement to be entered into by Intelsat Bermuda are subject to interest rate resets on a periodic basis. Our interest rate on Intelsat Sub Holdco’s floating rate senior notes increased to 10.484% on July 15, 2006, an increase of 268 basis points since issuance. Any changes in interest rates on the floating rate debt will impact our results of operations and cash flows.

Presented below is an analysis of our financial instruments as of September 30, 2006 that are sensitive to changes in interest rates. The tables demonstrate the change in market value of the instruments calculated for an instantaneous parallel shift in interest rates, plus or minus 50 basis points, or BPS, 100 BPS and 150 BPS. With respect to our fixed-rate debt, the sensitivity table below illustrates “market values,” or the price at which the debt would trade should interest rates fall or rise in the range indicated, assuming similar terms and similar assessment of risk by our lenders. With respect to our $1.0 billion floating rate notes that were issued in January 2005, an increase or decrease of 100 BPS to our current interest rate would increase or decrease our interest expense by $10 million. Market values are determined using market rates on comparable instruments as of September 30, 2006. This sensitivity analysis provides only a limited, point-in-time view of the market risk sensitivity of certain of our financial instruments. The actual impact of market interest rate changes on our financial instruments may differ significantly from the impact shown in the sensitivity analysis.

	Interest Rate Risk (in millions) as of September 30, 2006
	Valuation of Securities Given an Interest Rate Decrease of X Basis Points			No Change in Interest Rates	Valuation of Securities Given an Interest Rate Increase of X Basis Points
	(150 BPS)	(100 BPS)	(50 BPS)	Fair Value	(50 BPS)	(100 BPS)	(150 BPS)
Intelsat Sub Holdco:
$1.0 billion principal floating rate senior notes due 01/15/12	$1,016.8	$1,015.4	$1,013.9	$1,012.5	$1,011.1	$1,009.6	$1,008.2
$875.0 million principal 8.25% senior notes due 01/15/13	$952.1	$929.0	$906.6	$884.8	$863.7	$843.2	$823.4
$675.0 million principal 8.625% senior notes due 01/15/15	$754.6	$732.3	$710.8	$690.2	$670.3	$651.1	$632.7
$344.8 million principal (L+225.0 bps) senior secured term loan due 07/03/13	$349.1	$348.6	$348.2	$347.8	$347.3	$346.9	$346.5
Intermediate Holdco:
$478.7 million principal 9.25% senior notes due 02/01/15	$374.0	$364.3	$354.9	$345.9	$337.1	$328.7	$320.5
Intelsat Bermuda:
$260.0 million principal floating rate senior notes due 06/15/13	$275.8	$274.9	$273.9	$273.0	$272.1	$271.2	$270.2
$1.33 billion principal 11.25% senior notes due 06/15/16	$1,547.5	$1,500.8	$1,456.1	$1,413.1	$1,371.9	$1,332.3	$1,294.3
$750.0 million principal 9.25% senior notes due 06/15/16	$869.5	$841.3	$814.3	$788.4	$763.6	$739.9	$717.1
$600.0 million principal senior unsecured loan due 06/15/16	$604.8	$604.2	$603.6	$603.0	$602.4	$601.8	$601.2
Intelsat Ltd.:
$700.0 million principal 6.5% senior notes due 11/01/13	$605.1	$588.9	$573.3	$558.3	$543.7	$529.5	$515.9
$600.0 million principal 7.625% senior notes due 04/15/12	$562.0	$549.8	$538.0	$526.5	$515.3	$504.4	$493.7
$400.0 million principal 5.25% senior notes due 11/01/08	$395.8	$392.0	$388.2	$384.5	$380.8	$377.2	$373.6
PanAmSat Opco:
$656.3 million principal 9.0% senior notes due 08/15/14	$737.8	$717.0	$697.0	$677.7	$659.0	$641.0	$623.6
$575.0 million principal 9.0% senior notes due 06/15/16	$653.3	$632.1	$611.8	$592.3	$573.6	$555.6	$538.5
$150.0 million principal 6.375% senior notes due 01/15/08	$152.4	$151.5	$150.5	$149.6	$148.7	$147.8	$146.9
$125.0 million principal 6.875% senior notes due 01/15/28	$127.8	$121.0	$114.6	$108.8	$103.3	$98.3	$93.7
$355.9 million principal (L+212.5 bps) senior secured term loan due 07/03/12	$360.1	$359.8	$359.4	$359.0	$358.7	$358.3	$357.9
$1.64 billion principal (L+250.0 bps) senior secured term loan due 01/03/14	$1,644.2	$1,642.5	$1,640.8	$1,639.2	$1,637.5	$1,635.9	$1,634.2

Critical Accounting Policies

Our consolidated financial statements are based on the selection of accounting policies and the application of accounting estimates, some of which require management to make significant assumptions. Actual results could differ from those estimates. We believe that some of the more important estimates and related assumptions that affect our financial condition and results of operations are in the areas of revenue recognition, satellites and other property and equipment, business combinations, impairment of long-lived and amortizable intangible assets and income taxes. There were no accounting policies adopted during 2006 that had a material effect on our financial condition or results of operations. The successor entity adopted accounting policies consistent with those used by the predecessor entity.

Revenue Recognition

We recognize revenue primarily from satellite utilization charges and, to a lesser extent, from providing managed solutions to our customers. We recognize revenue ratably over the period during which services are provided, as long as collection of the related receivable is reasonably assured. We recognize revenue under revenue share agreements with other fixed satellite service providers either on a gross or net basis in accordance with Emerging Issues Task Force (“EITF”) No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent. We also provide short-term, on-going, and construction program management consulting services. Short-term projects typically call for a specific deliverable and revenue is recognized upon the completion of those services. Revenue for on-going consulting projects is recognized monthly as the work is performed. Revenue for construction program management projects lasting more than one year is recognized using the percentage-of-completion method.

We make estimates regarding the likelihood of collection based upon an evaluation of the customer’s creditworthiness, the customer’s payment history and other conditions or circumstances that may affect the likelihood of payment, such as political and economic conditions in the country in which the customer is located. When we have determined that the collection of payments for satellite utilization or managed solutions is not reasonably assured at the time the service is provided, we defer recognition of the revenue until such time that collection is believed to be reasonably assured or the payment is received. We also maintain an allowance for doubtful accounts for customers’ receivables where the collection of these receivables is uncertain. If our estimate of the likelihood of collection is not accurate, we may experience lower revenue or an increase in our bad debt expense. We receive payments from some customers in advance of our providing services. Amounts received from customers pursuant to satellite capacity prepayment options are recorded in the financial statements as deferred revenue. These deferred amounts are recognized as revenue on a straight-line basis over the agreement terms.

Satellites and Other Property and Equipment

Satellites and other property and equipment for the successor entity are based on the fair value on January 28, 2005, the date of the Acquisition Transactions, or the fair value allocated to assets acquired in the PanAmSat acquisition. Satellites and other property and equipment purchased following the Acquisition Transactions are stated at cost. These costs consist primarily of the cost of satellite construction and launch, including premiums for launch insurance and insurance during the period of in-orbit testing, the net present value of performance incentives expected to be payable to the satellite manufacturers, costs directly associated with the monitoring and support of satellite construction and interest costs incurred during the period of satellite construction. Satellite construction and launch services are generally procured under long-term contracts that provide for payments by us over the contract periods. Satellite construction and launch services costs are capitalized to reflect progress toward completion, which typically coincides with contract milestone payment schedules. Insurance premiums related to satellite launches and subsequent in-orbit testing are capitalized and amortized over the estimated useful lives of the related satellites. Performance incentives payable in future periods are dependent on the continued satisfactory performance of the satellites in service.

Satellites and other property and equipment are depreciated and amortized on a straight-line basis over their estimated useful lives. The remaining depreciable lives of our satellites range from 0 to 16 years. We make estimates of the useful lives of our satellites for depreciation purposes based upon an analysis of each satellite’s performance, including its orbital design life and its estimated service life. The orbital design life of a satellite is the length of time that the manufacturer has contractually committed that the satellite’s hardware will remain operational under normal operating conditions. In contrast, a satellite’s service life is the length of time the satellite is expected to remain operational as determined by remaining fuel levels and consumption rates. Our in-orbit satellites generally have orbital design lives ranging from 10 years to 15 years and service lives as high as 20 years. The useful depreciable lives of our satellites generally exceed the orbital design lives and are less than the service lives. Although the service lives of our satellites have historically extended beyond their depreciable lives, this trend may not continue. We periodically review the remaining estimated useful lives of our satellites to determine if any revisions to our estimates are necessary based on the health of the individual satellites. Changes in our estimate of the useful lives of our satellites could have a material effect on our financial position or results of operations.

We would charge to operations the carrying value of any satellite lost as a result of a launch or in-orbit failure upon the occurrence of the loss. In the event of a partial failure, we would record an impairment charge to operations upon the occurrence of the loss if the undiscounted future cash flows were less than the carrying value of the satellite. We would measure the impairment charge as the excess of the carrying value of the satellite over its estimated fair value as determined by the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. We would reduce the charge to operations resulting from either a complete or a partial failure by the amount of any insurance proceeds that were either due and payable to or received by us.

Business Combinations

Our business combinations are accounted for in accordance with the provisions set forth in SFAS No. 141, Business Combinations (“SFAS 141”), whereby the net tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair market values at the acquisition date. The portion of the purchase price in excess of the estimated fair market value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The allocation of the purchase price related to our business combinations involves estimates and judgments by our management that may be adjusted during the allocation period, but in no case beyond one year from the acquisition date. These allocations are made on the basis of appraisals prepared by independent third-party appraisers.

Impairment of Long-Lived and Amortizable Intangible Assets

We review our long-lived and amortizable intangible assets to assess whether an impairment has occurred using the guidance established under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), whenever events or changes in circumstances indicate, in our judgment, that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value.

As of September 30, 2006, other than the $49.0 million write-down in value of our IS-802 satellite following its partial in-orbit failure, there had been no events or changes in circumstances during 2006 leading us to believe that a possible impairment to any of our long-lived and amortizable intangible assets existed as of that date.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

New Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155 Accounting for Certain Hybrid Financial Instruments (“SFAS 155”). SFAS 155 amends FASB Statements No. 133 and 140. This statement simplifies the accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. This statement also permits a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 is not expected to have a material impact on our consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of SFAS 109 Accounting for Income Taxes (“FIN 48”). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. Under FIN 48, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN 48 also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the effect FIN 48 will have on its financial position, liquidity, and results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which is intended to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value and expanding disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are in the process of evaluating this guidance and therefore have not yet determined the impact that SFAS 157 will have on our financial statements upon adoption.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Obligations, an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS 158”). SFAS 158 requires companies to recognize in their balance sheets any over or under-funded benefit obligation of each defined benefit pension and other postretirement plan. The resulting balance sheet adjustment is offset by a corresponding adjustment to other comprehensive income, net of deferred tax effects. This change would apply to the Company’s financial statements for the year ended December 31, 2007. We are in the process of evaluating the impact that SFAS 158 will have on our financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin, or SAB, No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the

Current Year Financial Statements (“SAB 108”). SAB 108 requires registrants to consider the effects of all carry overs and reversals of prior year misstatements when quantifying errors in current year financial statements. SAB 108 allows registrants to record the effects of adopting the guidance as a cumulative effect adjustment; however, SAB 108 does not change the SEC staff’s previous guidance on evaluating the materiality of errors. We are evaluating the effect of the adoption of this SAB on our consolidated financial statements.

Related Party Transactions

Transactions Related to the PanAmSat Acquisition Transactions

Monitoring Fee Agreement and Transaction Fee

In connection with the closing of the PanAmSat Acquisition Transactions, Intelsat Bermuda entered into a monitoring fee agreement with the Sponsors, or affiliates of, or entities advised by, designated by or associated with, the Sponsors, as the case may be, pursuant to which such entities will provide certain monitoring, advisory and consulting services with respect to Intelsat Bermuda and its subsidiaries. Pursuant to this agreement, an annual fee for services provided will be paid. Intelsat Bermuda also paid a transaction and advisory fee upon the closing of the PanAmSat Acquisition Transactions.

Stock Options and Restricted Stock

In connection with the closing of the PanAmSat Acquisition Transactions, Mr. Joseph Wright, Jr., Chairman of the Board of Directors of Intelsat, Ltd., and Mr. James Frownfelter, Chief Operating Officer of Intelsat Corporation, both former executive officers of PanAmSat Opco, received cash payments in respect of outstanding PanAmSat Holdco common stock, deferred stock units and certain stock options and rolled over the balance of their PanAmSat Holdco stock options into share-based compensation arrangements permitting the purchase of a specified number of Intelsat Holdings common shares.

Post-Acquisition Transactions

Acquisition and Transfer Transactions; Dividends

On January 28, 2005, Intelsat, Ltd. was acquired by Intelsat Holdings for total cash consideration of approximately $3.2 billion with pre-acquisition debt of approximately $1.9 billion remaining outstanding. Intelsat Holdings was formed at the direction of funds advised by or associated with Apax Partners, Apollo, MDP Global and Permira.

As part of these transactions, the Investors and certain members of management purchased preferred and ordinary shares of Intelsat Holdings. In addition, in connection with the Acquisition Transactions, Intelsat Bermuda established the prior $300 million revolving credit facility and borrowed approximately $150 million under the prior $350 million term loan facility, referred to together as the prior senior secured credit facilities, and issued the acquisition finance notes. On February 28, 2005, Intelsat Bermuda borrowed an additional $200 million under the prior $350 million term loan facility which was used to fund the payment of our previously existing $200 million in 2005 Eurobond Notes. The acquisition finance notes and the prior senior secured credit facilities are guaranteed by Intelsat and certain of its direct and indirect subsidiaries. The proceeds received by us from the equity contributions and the net proceeds from the borrowing under the prior senior secured credit facilities and the acquisition finance notes, together with cash on hand, were used to consummate the transactions described above and to pay related fees and expenses. Approximately $1.7 billion of Intelsat’s existing debt remained outstanding following the Acquisition Transactions and after repayment of the 2005 Eurobond Notes.

On February 11, 2005, Intelsat, Ltd. and Zeus Special Subsidiary Limited issued $478.7 million in aggregate principal amount at maturity of the discount notes yielding approximately $305.0 million of proceeds at issuance. On March 3, 2005, Intelsat Bermuda transferred substantially all of its assets to a newly formed wholly owned subsidiary, Intelsat Sub Holdco. Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Bermuda, and Intelsat Bermuda became a guarantor of the obligations under the discount notes and the senior secured credit facilities. Following the Transfer Transactions, Zeus Special Subsidiary Limited was amalgamated with Intelsat Bermuda, and we refer to the entity surviving that amalgamation as Intelsat Bermuda. The proceeds of the offering of the discount notes, together with cash on hand, were distributed by Intelsat Bermuda to its parent, Intelsat, Ltd., and by Intelsat, Ltd. to Intelsat Holdings. Intelsat Holdings used those funds to repurchase a portion of the outstanding preferred shares of Intelsat Holdings. The repurchased preferred shares were held by the Investors and certain members of our management.

On November 4, 2005, Intelsat Sub Holdco paid a dividend of approximately $198.8 million to its parent Intelsat Bermuda, which in turn paid a dividend of that same amount to its parent Intelsat, Ltd., which in turn paid a dividend of that same amount to its parent Intelsat Holdings. On November 4, 2005, Intelsat Holdings used these funds to repurchase all of the outstanding preferred shares of Intelsat Holdings, which were held by the Investors and certain members of our management. The dividend paid by Intelsat Sub Holdco was funded with cash generated from the operating activities of its subsidiaries.

Monitoring Fee Agreement and Transaction Fee

In connection with the Acquisition Transactions, Intelsat Bermuda entered into a monitoring fee agreement with the Sponsors, or affiliates of, or entities advised by, designated by or associated with, the Sponsors, as the case may be, pursuant to which such entities provide certain monitoring, advisory and consulting services to us. Pursuant to this agreement, Prior Intelsat pays an annual fee for services provided. Prior Intelsat also paid a transaction and advisory fee upon the closing of the Acquisition Transactions.

Sponsor Investment

In April 2005, SkyTerra Communications, Inc., referred to as SkyTerra, an affiliate of Apollo, one of the Sponsors, indirectly acquired 50% of the Class A units of Hughes Network Systems, LLC, referred to as HNS, one of our corporate network services customers. On December 31, 2005, Hughes Communications, Inc., referred to as Hughes Communications, acquired these Class A units pursuant to a separation agreement under which SkyTerra contributed to Hughes Communications certain of SkyTerra’s assets and liabilities, including the 50% Class A membership interest in HNS owned at that time by SkyTerra. On January 1, 2006, Hughes Communications acquired the remaining 50% of HNS Class A membership interests. On February 21, 2006, SkyTerra and Hughes Communications separated into two publicly owned companies when SkyTerra, which then owned all of the outstanding shares of Hughes Communications common stock, distributed those shares to each holder of SkyTerra’s common, non-voting common and preferred stock and its Series 1-A and 2-A warrants. As a result of the distribution, Apollo, the controlling stockholder of SkyTerra, became the controlling stockholder of Hughes Communications.

FTI Engagement Contract

On June 27, 2005, Prior Intelsat entered into an engagement contract with FTI Consulting, Inc., a corporate finance consulting firm, pursuant to which it provides interim management services to us.

Pre-Acquisition Transactions

Until the consummation of the Acquisition Transactions on January 28, 2005, certain of Prior Intelsat’s shareholders and their affiliates, as described below, were related parties of Prior Intelsat. Following the Acquisition Transactions, they no longer are related parties.

COMSAT General Transaction

On October 29, 2004, Prior Intelsat and certain of its subsidiaries completed the acquisition of the business of providing satellite-based communications services to the U.S. government and other customers of the COMSAT Sellers. Prior Intelsat acquired this business for a purchase price of approximately $90 million, net of assumed liabilities of approximately $30 million and transaction costs of approximately $2 million. The $30 million in assumed liabilities includes a $10 million accommodation fee to be paid in connection with the purchase of a launch vehicle from an affiliate of the COMSAT Sellers. Prior Intelsat funded the acquisition by using cash on hand. The assets that were acquired include certain customer and vendor contracts and accounts receivable, as well as rights to FCC and other governmental licenses, leased business premises and other related assets, including an ownership interest in the Marisat-F2 satellite, which operates at 33.9° West, with an orbital inclination in excess of 13 degrees. In addition, Prior Intelsat assumed certain contractual commitments related to the business.

Pursuant to a transaction agreement with the COMSAT Sellers, Prior Intelsat and the COMSAT Sellers or their affiliates have entered into a number of agreements, including the launch services agreement with an affiliate as noted above and agreements relating to the provision of transition services by the COMSAT Sellers for a specified period of time after the closing of the transaction.

WildBlue Subscription Agreement

In December 2002, Prior Intelsat entered into an agreement to acquire a minority stake in WildBlue for a purchase price of $58.0 million. On April 21, 2003, Prior Intelsat contributed $56.5 million in cash to WildBlue. This amount represented the $58.0 million purchase price net of a loan receivable for interim funding to WildBlue, plus accrued interest, and net of certain expenses we incurred that were reimbursable by WildBlue. In connection with this investment, we have agreed to purchase 50% of any shares sold by one of the minority investors, at the investor’s option, up to a maximum purchase price of $5.0 million. Other investors in this round of financing, which totaled $156.0 million including our investment, included the National Rural Telecommunications Cooperative and Liberty Satellite & Technology, Inc. One of Prior Intelsat’s

directors before the closing of the Acquisition Transactions was a director of Liberty Media Corporation, which indirectly owns a minority interest in WildBlue and is the parent company of Liberty Satellite & Technology, Inc. Two of Prior Intelsat’s executive officers are directors of WildBlue.

COMSAT Asset Purchase Agreement

On November 25, 2002, Prior Intelsat acquired most of the assets and certain liabilities of COMSAT World Systems, a business unit of COMSAT, and of COMSAT Digital Teleport, Inc., a subsidiary of COMSAT. COMSAT is a wholly owned subsidiary of Lockheed Martin Corporation, which, prior to the consummation of the Acquisition Transactions, was Prior Intelsat’s largest shareholder. COMSAT World Systems was a reseller of Prior Intelsat’s capacity to customers located in the United States. The assets that we acquired included substantially all of COMSAT World Systems’ customer contracts for the sale of our capacity, two earth stations located in Clarksburg, Maryland and Paumalu, Hawaii that provide tracking, telemetry, command and monitoring services for our satellites, and a digital teleport facility located in Clarksburg, Maryland. The purchase price for this transaction consisted of $56.0 million in cash, the assumption of $57.7 million in liabilities and a $20.0 million 7% note payable due in four installments of $5.0 million each on January 1, 2007, 2008, 2009 and 2010. However, if as of the second, third or fourth of such installment payment dates, we are not operating tracking, telemetry, command and monitoring facilities at the Clarksburg, Maryland location and certain triggering events described in the note have occurred, we will not be obligated to pay the $5.0 million installment due on such payment date or any other installment payments that would otherwise become due on subsequent payment dates. In addition, Prior Intelsat incurred approximately $1 million in transaction costs in connection with this acquisition. Prior Intelsat accounted for the acquisition under the purchase method of accounting, whereby the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. Independent third-party appraisers were engaged to perform valuations of certain of the tangible and intangible assets acquired. The purchase price allocation was finalized during the fourth quarter of 2003.

Teleglobe Share Purchase Agreement

On May 15, 2002, one of Prior Intelsat’s largest customers and, prior to the closing of the Acquisition Transactions, one of its shareholders, Teleglobe filed for creditor protection under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice. As a result, Prior Intelsat recorded a reserve of $12.8 million against all of its accounts receivable from Teleglobe as of March 31, 2002, and did not recognize any revenue from Teleglobe from April 1, 2002 through May 15, 2002 because collection was not ensured. Revenue generated from Teleglobe and its affiliates was $35.1 million in 2002 and $28.1 million in 2003.

On September 20, 2002, Intelsat Global Sales acquired Teleglobe’s 6,284,635 shares in Intelsat, Ltd. for $65.0 million. Pursuant to the share purchase agreement and a related escrow agreement, title to the shares acquired from Teleglobe was transferred to an escrow agent, which held the shares in trust for Intelsat Global Sales, subject to specified limited rights of Teleglobe. The share purchase agreement provided that, among other things, if Prior Intelsat had not conducted a registered offering of its ordinary shares by December 31, 2003, the escrowed shares and any cash held as escrow property would be distributed to Intelsat Global Sales up to the amount that would result in Intelsat Global Sales having received a total amount of shares and cash under the agreement valued at $90.1 million. The share purchase agreement provided that any shares or cash remaining after this distribution to Intelsat Global Sales would be transferred to Teleglobe. Prior Intelsat did not conduct a registered offering of its ordinary shares by December 31, 2003 and, pursuant to an amendment to the share purchase agreement entered into in March 2004, the shares held in escrow were valued pursuant to a formula based on the proposed range for the initial public offering price of Prior Intelsat’s ordinary shares set forth on the cover page of the prospectus filed in connection with its contemplated initial public equity offering. Based on this amendment, all of the shares held in escrow were distributed to Intelsat Global Sales in April 2004, and thereafter Prior Intelsat and Teleglobe had no remaining rights or obligations under the share purchase agreement. These shares were then transferred to Intelsat Bermuda in June 2004.

Relationships with Prior Shareholders

Prior to privatization, the IGO’s owners made capital contributions to and received capital repayments from the IGO in proportion to their ownership in the IGO. The IGO’s owners were also its principal customers, and they were able to purchase ownership interests in the IGO based on their percentage use of the IGO’s satellite system. As Prior Intelsat is the successor entity to the IGO, a significant number of its customers became shareholders in Prior Intelsat. Following completion of the Acquisition Transactions, these customers are no longer shareholders of Prior Intelsat.

Shareholder Collateral and Other Deposits

Included in accounts payable and accrued liabilities in Prior Intelsat’s consolidated balance sheets are collateral and other deposits held from customers that were also shareholders prior to the consummation of the Acquisition Transactions in the amount of $14.2 million at December 31, 2004. Collateral generally represents cash balances held in accordance with service agreements. Deposits generally represent cash balances held to secure future capacity under right of first refusal arrangements. Associated cash balances contain no restrictions and generally are non-interest bearing.

TT&C Contracts

Some of Prior Intelsat’s customers also provide tracking, telemetry & control, or TT&C, services for Prior Intelsat’s ground network or provide it with monitoring or host station facilities and services. We believe that these transactions are on arm’s-length terms and are not significant to our results of operations.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements herein constitute forward-looking statements that do not directly or exclusively relate to historical facts. When used herein, the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to, statements regarding the following: our goal to sustain our leadership position in the fixed satellite services sector and enhance our free cash flow; our plan to expand the broadcast communities on selected satellites in our fleet; our belief that the direct-to-home transmission of television programming via satellite could contribute to future growth in the demand for satellite services as programmers seek to add programming to established networks and as new networks develop; our intent to continue to evaluate and pursue strategic transactions that can broaden our customer base, provide enhanced geographic presence, provide complementary technical and commercial capabilities, further utilize our infrastructure, modify our service application mix, and create operational efficiencies; our belief that our corporate network customers increasingly require managed solutions best addressed by a network that combines space and terrestrial infrastructure; our expectation that the fixed satellite services sector will experience relatively flat to moderate growth over the next few years; with respect to video contribution, our intent to expand our hybrid infrastructure to grow our business; our expectation that growth in high-definition television programming will increase the demand for wholesale satellite capacity; the trends that we believe will impact our revenue and operating expenses in the future; our intent to utilize our enhanced North American coverage as a result of the Intelsat Americas Transaction, as defined herein; our expectation that the positive impact of the Intelsat Americas Transaction on our revenue will continue; our current assessment as to how long the G-27, formerly IA-7, satellite should be able to provide service on its transponders; our belief that the chances of an anomaly on the G-26, formerly IA-6, and IS-8, formerly PAS-8, satellites similar to that on the G-27 satellite are low; our belief that there is no connection between the IS-804 satellite anomaly and the G-27 satellite anomaly and that the risk of an anomaly occurring to any one of our LM 7000 series satellites similar to the one that caused the IS-804 satellite anomaly is low; our current expectation that the G-27 satellite anomaly and the total loss of the IS-804 satellite will not result in the acceleration of capital expenditures to replace the G-27 and IS-804 satellites, respectively; our plans for satellite launches in the near term; our expected capital expenditures in 2007 and during the next several years; our belief that our balanced geographic mix provides some protection from adverse regional economic conditions; the impact on our financial position or results of operations of pending legal proceedings; our intent to utilize our enhanced capabilities as a result of the COMSAT General Transaction, to strengthen our position in the government customer sector; our belief that the COMSAT General Transaction will positively impact our revenue from lease services; and the impact of the Acquisition Transactions, the Transfer Transactions and the PanAmSat Acquisition Transactions.

The forward-looking statements made herein reflect our intentions, plans, expectations, assumptions and beliefs about future events. These forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and other factors, many of which are outside of our control. These factors could cause actual results or developments to differ materially from the expectations expressed or implied in the forward-looking statements and include known and unknown risks. Known risks include, among others, the risks discussed in “Risk Factors,” the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular.

Other factors that may cause results or developments to differ materially from the forward-looking statements made herein include, but are not limited to:

•	the quality and price of comparable communications services offered or to be offered by other satellite operators; and

•	the perceptions of our business, operations and financial condition and the industry in which we operate by the financial community and ratings agencies.

In connection with our acquisition of PanAmSat as described herein, factors that may cause results or developments to differ materially from the forward-looking statements made herein include, but are not limited to:

•	our substantial level of indebtedness following consummation of the PanAmSat Acquisition Transactions;

•	certain covenants in our debt agreements following consummation of the PanAmSat Acquisition Transactions;

•	the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments on the $600.0 million Floating Rate Senior Notes due 2015 to be issued by Intelsat Bermuda;

•	a change in the health of, or a catastrophic loss during the in-orbit operations of, one or more of, the PanAmSat satellites acquired in connection with the PanAmSat Acquisition Transactions;

•	the failure to achieve our strategic objectives for the acquisition of PanAmSat; and

•	the failure to successfully integrate or to obtain expected synergies from our acquisition of PanAmSat on the expected timetable or at all.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, level of activity, performance or achievements. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged not to rely on forward-looking statements herein and to view all forward-looking statements made herein with caution. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.